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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.  )

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TriMas Corporation
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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NOTICE OF 2015 ANNUAL MEETING OF SHAREHOLDERS
To be held May 13, 2015

To the Shareholders of TriMas Corporation:
The 2015 Annual Meeting of Shareholders (the “Annual Meeting”) of TriMas Corporation (the “Company”) will be held on Wednesday, May 13, 2015 at TriMas Corporation headquarters, 39400 Woodward Avenue, Suite 130 Bloomfield Hills, Michigan 48304, at 8:00 a.m., Eastern Time, for the following purposes:

1.	To elect three directors to serve until the Annual Meeting of Shareholders in 2018;

2.	To ratify the appointment of Deloitte & Touche LLP (“Deloitte”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015; and

3.	To transact such other business as may properly come before the meeting.
The Board of Directors has fixed the close of business on March 16, 2015 as the record date (“Record Date”) for determining the shareholders that are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement of the Annual Meeting.

By Order of the Board of Directors

/s/ Joshua A. Sherbin
Joshua A. Sherbin Vice President, General Counsel and Corporate Secretary
Bloomfield Hills, Michigan
This notice of Annual Meeting, proxy statement and form of proxy are being distributed and made available on or about April 7, 2015.
Even if you intend to be present at the Annual Meeting in person, please sign and date the enclosed proxy card or voting instruction card and return it in the accompanying envelope, or vote via telephone or Internet (as indicated on your proxy card or voting instruction card), to ensure the presence of a quorum. Any proxy may be revoked in the manner described in the accompanying proxy statement at any time before it has been voted at the Annual Meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 13, 2015

The Proxy Statement and 2014 Annual Report of TriMas Corporation are available at:
http://ir.trimascorp.com/2015proxy

Dear Fellow Shareholders,

As stewards of your Company, we focus on achieving long-term performance objectives and creating value for our shareholders through the execution of our focused business strategies, risk management, talent and succession planning, and oversight.

2014 was a year in which we launched a set of transformational improvements for TriMas. While we faced some external challenges, we have taken many actions to improve our company going forward. The tactics we employ may differ between years, but our strategic priorities remain consistent: generating profitable growth, enhancing profit margins, optimizing capital and resource allocation and striving to be a great place for our employees to work. We are focused on the areas that we believe will drive value for our customers, employee and shareholders. We believe we are well-positioned for a successful future.

Together with this proxy, we encourage you to view our company online at www.trimascorp.com and read our 2014 Annual Report. There you will find a more complete picture of our performance and how we are working to increase shareholder value.

Finally, we want to encourage you to vote - regardless of the size of your holdings. Every vote is important and your participation helps us do a better job of listening and acting on what matters to you as a shareholder. You can cast your vote online, by telephone, or by using a printed proxy card as outlined in this document.

On behalf of all of us at TriMas, we want to thank you for your continued support and ownership of TriMas.

/s/ Samuel Valenti                     /s/ David Wathen
Samuel Valenti III                    David Wathen
Chairman of the Board                President and Chief Executive Officer

PROXY STATEMENT FOR 2015 ANNUAL MEETING OF SHAREHOLDERS
This proxy statement contains information regarding the 2015 Annual Meeting of Shareholders (the “Annual Meeting”) of TriMas Corporation (the “Company”) to be held at 8:00 a.m., Eastern Time, on Wednesday, May 13, 2015 at TriMas headquarters, 39400 Woodward Avenue, Suite 130, Bloomfield Hills, Michigan 48304. The Company’s Board of Directors (the “Board”) is soliciting proxies for use at such meeting and at any adjournment or postponement of such meeting. The Company first mailed this proxy statement to its shareholders on or about April 7, 2015. The Company will bear the cost of soliciting proxies.
Proxy Summary
This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information you should consider. You should read the entire Proxy Statement carefully before voting.

General Information
Meeting: Annual Meeting of Shareholders
Meeting Location: TriMas Corporation Headquarters
Date: 8:00 a.m. Eastern Time on Wednesday, May 13, 2015
Record Date: March 16, 2015
Common Shares Outstanding as of Record date: 45,291,517
Stock Symbol: TRS
Stock Exchange: NASDAQ
Registrar and Transfer Agent: Computershare
State and Year of Incorporation: Delaware (1986)
Corporate Headquarters: 39400 Woodward Avenue, Ste. 130
Bloomfield Hills, Michigan 48304
Corporate Website: www.trimascorp.com
Investor Relations Website: investor.trimascorp.com

Corporate Governance
Board Meetings in fiscal 2014: 8
Standing Board Committees (Meetings in fiscal 2014): Audit 5; Compensation 8; and Governance and Nominating 4
Separate Chair and CEO: Yes
Board Independence: 8 of 9 directors
Independent Directors Meet without management: Yes
Staggered Board: Yes
Shareholder Rights Plan: No
Simple Majority to Amend Charter and Bylaws: Yes
Director and Officer Share Ownership Guidelines : Yes
Hedging, Pledging and Short Sale Policy: Yes

Items to be Voted On Proposal No. 1: Election of three directors Proposal No. 2: Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2015.	Board Recommendation FOR FOR

Executive Compensation
CEO:  David M. Wathen (age 62; tenure as CEO: six years)
Fiscal 2014 CEO Total Direct Compensation:
Base Salary:  $731,900
Short-Term Incentive: $518,700
Long-Term Incentives:  $2,413,800
Key Elements of our Executive Compensation Program:
•
Competitive Base Salary: represented 19% of our CEO's and, on average, 37% of our other NEOs' target compensation for 2014.
•
Short-Term Incentive: represented 21% of our CEO’s and, on average, 23% of our other NEOs’ target compensation for 2014.
•
Long-Term Equity Incentives comprised of: 50% performance stock units (three-year cliff vesting; shares earned, if any, vary based on Company performance over a three fiscal year period); and 50% service-based restricted stock (vests in three equal installments on the first three anniversaries of the grant date of the award). These long-term equity incentives represented the greatest portion of 2014 target compensation, at 60% for our CEO and 40% for our other NEOs (on average).
Recoupment Policy:  Yes

Fiscal 2014 Highlights
•
Achieved record net sales of approximately $1.5 billion, an increase of 8.0%, with sales growth in all six business segments.
•
Generated increased levels of Cash Flows from Operating Activities for 2014 of $123.4 million, an increase of 40.1% as compared to 2013, while continuing to invest in capital expenditures, working capital in acquisitions, and future growth and productivity programs.
•
Continued to refine the business portfolio including the completion of acquisitions in Packaging and Aerospace, and exiting the Company's defense business.
•
Launched margin enhancement programs designed to optimize manufacturing footprint, exit lower margin products and geographies, and achieve synergies from previous acquisitions.
•
Announced plan to separate into two public companies via a tax-free spin-off of Cequent businesses; targeted completion during mid-2015.

PROPOSAL 1 — ELECTION OF DIRECTORS

The Board of Directors is divided into three classes, each class consisting of approximately one-third of the Company’s directors. Class III directors’ terms will expire at the Annual Meeting. Messrs. Nick L. Stanage, Daniel P. Tredwell and Samuel Valenti III have consented to stand for re-election to serve until the 2018 Annual Meeting of Shareholders. If any of them should become unavailable, the Board may designate a substitute nominee. In that case, the proxy holders named as proxies in the accompanying proxy card will vote for the Board’s substitute nominee.
On February 24, 2015, the Company and Engaged Capital, LLC (“Engaged”) and various parties affiliated with Engaged entered into an agreement regarding the appointment of a new director. Under the terms of the agreement, the Board appointed Mr. Herbert K. Parker, as a new Class II director, effective as of February 24, 2015.
THE COMPANY’S BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE THREE DIRECTORS LISTED BELOW WHO STANDS FOR RE-ELECTION, TO SERVE UNTIL THE 2018 ANNUAL MEETING.

Vote Required
The three individuals who receive the most votes cast at the Annual Meeting will be elected as directors, provided a quorum of at least a majority of the outstanding shares of the Company’s common stock (the “Common Stock”) is represented at the meeting. If you abstain from voting on this matter, your abstention will have no effect on the vote. If you hold your shares through a broker and you do not instruct the broker on how to vote on this “non-routine” proposal, your broker does not have authority to vote your shares (referred to as a “broker non-vote”). Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any other effect on the outcome of the election of directors.
Additional information regarding the directors and director nominees of the Company is set forth below.
Directors and Director Nominees
The Board of Directors currently consists of nine members divided into three classes serving staggered terms.

Name	Age	Title	Term Ending
Nick L. Stanage (1)	56	Director	2015
Daniel P. Tredwell(1)	56	Director	2015
Samuel Valenti III(1)	69	Chair of the Board of Directors	2015
Marshall A. Cohen	80	Director	2016
Nancy S. Gougarty	59	Director	2016
David M. Wathen	62	Director, President and Chief Executive Officer	2016
Richard M. Gabrys	73	Director	2017
Eugene A. Miller	77	Director	2017
Herbert K. Parker (2)	57	Director	2017
______________________________________

(1)	Standing for re-election at the Annual Meeting.

(2)	Appointed February 24, 2015 with initial term expiring 2017.
Director Background and Qualifications
The following sets forth the business experience during at least the past five years of each Director nominee and each of the directors whose term of office will continue after the Annual Meeting.
In addition, the following includes a brief discussion of the specific experience, qualifications, attributes and skills that led to the conclusion that the Directors and nominees should serve on the Board at this time. The Corporate Governance and Nominating Committee considers the experience, mix of skills and other qualities of the existing Board to ensure appropriate Board composition. The Corporate Governance and Nominating Committee believes that Directors must have demonstrated excellence in their chosen field, high ethical standards and integrity, and sound business judgment. In addition, it seeks to ensure the Board includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to the Company’s business.
The Board believes that the Directors and nominees have an appropriate balance of knowledge, experience, attributes, skills and expertise as a whole to ensure the Board appropriately fulfills its oversight responsibilities and acts in the best interests of shareholders. The Board believes that each director satisfies its criteria for demonstrating excellence in his or her chosen field, high ethical standards and integrity, and sound business judgment. In addition, the Board has seven independent directors in accordance with the applicable rules of NASDAQ, and such Directors are also independent of the influence of any particular shareholder or shareholder groups whose interests may diverge from the interests of the shareholders as a whole. Further, each director or nominee brings a strong background and set of skills to the Board, giving the Board, as a whole, competence and experience in a wide variety of areas.

Nick L. Stanage
Director since 2013
Age 56

Professional Experience
In November 2009, Mr. Stanage joined Hexcel Corporation, a worldwide manufacturer of advanced material solutions, carbon fiber, reinforcement fabrics and tooling materials, as president. In 2012, he became chief operating officer and in 2013 he was appointed chief executive officer. Prior to joining Hexcel, Mr. Stanage served as president of the heavy vehicle products group at Dana Holding Corporation, a manufacturer of high quality automotive product solutions, from 2005 to 2009. From 1986 to 2005, Mr. Stanage held positions of increasing responsibility in engineering, operations and marketing with Honeywell Inc. (formerly AlliedSignal Inc.), a provider of energy, chemical and mechanical technology solutions.

Other Boards and Appointments
In August 2013, Mr. Stanage joined the board of directors of Hexcel and in January 2014 he was appointed board chair.
Director Qualifications
Mr. Stanage brings extensive knowledge and experience in executive leadership and operational and management issues relevant to manufacturing environments. He has subject matter expertise in the areas of engineering and production.

Daniel P. Tredwell
Director since 2002
Age 56

Professional Experience
Mr. Tredwell is one of the co-founders of Heartland Industrial Partners, L.P., an investment firm, and has served as its managing member since 2006. Mr. Tredwell has also served as the managing member of CoveView Advisors LLC, an independent financial advisory firm, since 2009 and Cove View Capital LLC, a credit opportunities investment fund, since 2009. He has almost three decades of private equity and investment banking experience. Mr. Tredwell served as a managing director at Chase Securities Inc., an investment banking, security brokerage and dealership service company (and predecessor of J.P. Morgan Securities, Inc.), until 1999 and had been with Chase Securities since 1985.

Other Boards and Appointments
Mr. Tredwell is a director of Companhia de Tecidos Norte De Minas (Coteminas) and Springs Global Participações S.A., each of which are Brazil based manufacturers of textiles and textile products. From 2001 to 2013, Mr. Tredwell served on the board and as chairman of the compensation committee of Springs Industries, Inc., and from 2000 to 2010, he served on the board of Metaldyne Corporation, and was also a board and audit committee member for its successor, Asahi Tec Corporation of Japan, each designers and suppliers of metal formed components. Mr. Tredwell chairs the compensation committee for Springs Global Participações S.A.
Director Qualifications
Mr. Tredwell has extensive knowledge and subject matter expertise in finance, banking, acquisitions and divestitures, economics, asset management and business development. Through his membership on the board of directors of other global corporations (including as the chair of audit and compensation committees), Mr. Tredwell also brings expertise in risk management, corporate oversight and audit.

Samuel Valenti III
Chair and director since 2002
Age 69

Professional Experience
Mr. Valenti is currently chair of Valenti Capital LLC. Mr. Valenti was employed by Masco Corporation, a home improvement and building products manufacturer, from 1968 through 2008. From 1988 through 2008, Mr. Valenti was president and a member of the board of Masco Capital Corporation, and was vice president-investments of Masco Corporation from 1974 to 1998.

Other Boards and Appointments
Mr. Valenti was named a director of American Axle & Manufacturing Holdings, Inc. (“AAM”), a manufacturer of automotive driveline and drivetrain components and systems, in October 2013. He also serves as a member of the audit committee and the strategy committee for AAM. Mr. Valenti is the former chair of the investment advisory committee of the State of Michigan retirement system and served on the Harvard Business School Advisory Council. He currently serves on the advisory council at the University of Notre Dame and the advisory board at the University of Michigan Business School Zell-Lurie Institute. Mr. Valenti is a member of Business Leaders for Michigan and serves as chair of the Renaissance Venture Capital Fund.
Director Qualifications
As chair of the Company’s board since 2002 and as an executive of Masco for 40 years, Mr. Valenti has extensive knowledge and expertise in the management of diversified manufacturing businesses and subject matter expertise in the areas of finance, economics, corporate governance and asset management.

Marshall A. Cohen
Director since 2005
Age 80

Professional Experience
Mr. Cohen was counsel (retired) at Cassels Brock & Blackwell LLP, a law firm based in Toronto, Canada, which he joined in 1996. Prior to joining the firm, Mr. Cohen served as president and chief executive officer of the Molson Companies Limited, a leading global brewer, from 1988 to 1996.

Other Boards and Appointments
Mr. Cohen is a director of TD Ameritrade, an on-line securities broker, where he is a member of the audit committee and governance committee. From 1988 to 2011, he was a director and member of the compensation and governance committee of Barrick Gold Corporation, a gold mining company; and from 2009 to July 2014 he was a director and a member of the compensation committee and corporate governance committee of Gleacher Securities, Inc., an investment building and capital markets firm.
Director Qualifications
Mr. Cohen has broad experience as a public company director, particularly with regard to governance, compliance, legal matters and other areas of risk oversight. He has extensive knowledge and experience in management with subject matter expertise in government affairs, corporate governance and corporate responsibility.

Nancy S. Gougarty
Director since 2013
Age 59

Professional Experience
In July 2013, Ms. Gougarty became president and chief operating officer of Westport Innovations, a global leader in alternative fuel, low-emissions transportation technologies. Ms. Gougarty served as the vice president for TRW Automotive Corporation, a worldwide automotive supplier, operations in the Asia-Pacific region from 2008 to 2012. Joining TRW in 2005, her previous positions included vice president of product planning, business planning and business development, and vice president of braking, electronics and modules for Asia Pacific. Ms. Gougarty has held additional leadership positions in the automotive sector, including managing director for General Motors’ joint venture in Shanghai, director for Delphi Packard, Asia Pacific, global account director for General Motors, and vice president for Delphi Automotive Systems, Japan and Korea.
Other Boards and Appointments
Ms. Gougarty joined the Westport board of directors in February 2013 and resigned in July 2013 upon her appointment as Westport’s president and chief operating officer.
Director Qualifications
Ms. Gougarty has extensive operational leadership experience and expertise directing the development and implementation of strategic and operational plans and international operations.

David M. Wathen
President, CEO and Director since 2009
Age 62

Professional Experience
Mr. Wathen has served as president and chief executive officer of the Company since 2009. He served as president and chief executive officer of Balfour Beatty, Inc. (U.S. operations), an engineering, construction and building management services company, from 2003 until 2007. Prior to his Balfour Beatty appointment, he was a principal member of Questor, a private equity firm, from 2000 to 2002. Mr. Wathen held management positions from 1977 to 2000 with General Electric, a diversified technology and financial services company, Emerson Electric, a global manufacturing and technology company, Allied Signal, an automotive parts manufacturer, and Eaton Corporation, a diversified power management company.
Other Boards and Appointments
Mr. Wathen is currently a director and member of the audit committee and chair of the corporate governance committee of Franklin Electric Co., Inc., a global provider of complete water and fueling systems.
Director Qualifications
Mr. Wathen has extensive knowledge and experience in operational and management issues relevant to diversified manufacturing environments, executive leadership experience, including with respect to the Company, and has subject matter expertise in the areas of engineering, production and business development.

Richard M. Gabrys
Director since 2006
Age 73

Professional Experience
Mr. Gabrys has served as the president and chief executive officer of Mears Investments, LLC, a private family investment company, since 2005. Mr. Gabrys retired from Deloitte & Touche LLP in 2004 after 42 years, where he served a variety of public companies, financial services institutions, public utilities and health care entities. Mr. Gabrys was vice chair of Deloitte’s United States Global Strategic Client Group and served as a member of its Global Strategic Client Council. From 2006 to 2007, Mr. Gabrys served as the interim dean of the School of Business Administration of Wayne State University.

Other Boards and Appointments
Mr. Gabrys is a member of the board of directors of CMS Energy Company, an integrated energy company, and lead director at La-Z-Boy Inc, a furniture manufacturer and retailer. Mr. Gabrys is chair of the audit committee, a member of the executive committee and a member of the governance and public responsibility committee for CMS Energy and a member of the audit committee and compensation committee for La-Z-Boy. From 2007 to 2011, he served on the board of Massey Energy Company, a coal producer. Mr. Gabrys also serves on the boards of several non-profit organizations, including The Detroit Institute of Arts, Karmanos Cancer Institute, Alliance for Safer Streets in Detroit (Crime Stoppers) and Detroit Regional Chamber. He is a member of the management board of Renaissance Venture Capital Fund, an affiliate of Business Leaders for Michigan, a non-profit executive leadership organization.
Director Qualifications
Mr. Gabrys has extensive knowledge and expertise in financial reporting, accounting and Sarbanes-Oxley compliance for public companies. His experiences serving as a director of other significant corporations contributes to his leadership skills, the breadth of his experience in auditing, finance and other areas of risk oversight as well as experience in mergers and acquisitions. Mr. Gabrys continues to maintain an active CPA license.

Eugene A. Miller
Director since 2005
Age 77

Professional Experience
Mr. Miller is the retired chair and chief executive officer of Comerica Incorporated and Comerica Bank, a financial services company, in which positions he served from 1993 to 2002, prior to which time he held various positions of increasing responsibility at Comerica Incorporated and Comerica Bank (formerly The Detroit Bank) beginning in 1955.

Other Boards and Appointments
Mr. Miller was a director of Handleman Company from 2002 to 2012 and DTE Energy Company from 1989 to 2013.
Director Qualifications
Mr. Miller has extensive knowledge and expertise in management, executive compensation and governance matters related to public companies. His experiences serving as chair and chief executive officer of Comerica and as a public company director also provide him with subject matter expertise in risk management, finance and professional standards.

Herbert K. Parker
Director since 2015
Age 57

Professional Experience
Mr. Parker is the executive vice president – operational excellence of Harman International Industries, Inc. (“Harman International”), a worldwide leader in the development, manufacture and marketing of high quality, high-fidelity audio products, lighting solutions and electronic systems. Mr. Parker joined Harman International in June 2008 as executive vice president and chief financial officer, and assumed his current position effective January 2015. Previously, Mr. Parker served in various senior financial positions with ABB Ltd (known as ABB Group), a global power and technology company, from 1980 to 2006, including as the chief financial officer of the global automation division from 2002 to 2005 and the Americas region from 2006 to 2008. Mr. Parker began his career as a staff cccountant with C-E Systems. Mr. Parker graduated from Lee University with a Bachelor of Science degree in Accounting.
Other Boards and Appointments
Mr. Parker has served as a director of TMS International Corp., the largest provider of outsourced industrial services to steel mills in North America, from February 2012 until October 2014.
Director Qualifications
Mr. Parker has extensive experience in financial reporting, accounting and Sarbanes-Oxley compliance for public companies. His experience serving as a financial executive with multiple public companies provides him with subject matter expertise in finance, asset management and other areas of risk oversight.

The Board of Directors and Committees
Since June 2002, the Company has separated the roles of the Board Chair and Chief Executive Officer. The Board believes that separating these roles offers distinct benefits to the Company, including curtailing the potential for conflict of interest and facilitating objective Board evaluation of the Company’s management. Mr. Valenti has served as Board Chair since 2002 and has been an independent director since November 2008.

Board of Directors Risk Management Functions
As part of its oversight function, the Board monitors how management operates the Company, in part via its committee structure. When granting authority to management, approving strategies and receiving management reports, the Board considers, among other things, the risks and vulnerabilities the Company faces. The Audit Committee considers risk issues associated with the Company’s overall financial reporting, disclosure process and legal compliance, as well as reviewing policies on risk control assessment and accounting risk exposure. In addition to its regularly scheduled meetings, the Audit Committee meets with the corporate audit team, and the independent registered public accounting firm in executive sessions at least quarterly, and with the General Counsel and Chief Compliance Officer as determined from time to time by the Audit Committee. Each of the Compensation Committee and the Corporate Governance and Nominating Committee considers risk issues associated with the substantive matters addressed by the committee.

The Board held eight meetings during 2014. The following table sets forth the meeting information for the three standing committees of the Board for 2014:
Corporate Governance
As noted above, the Company’s Board of Directors currently consists of nine directors, divided into three classes as equal in number as possible. The members of each class serve for staggered, three year terms. Upon the expiration of the term of a class of directors, directors in that class may be asked to stand for re-election for a three year term at the Annual Meeting in the year in which their term expires.
Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the Company’s directors.
The Company’s Board has determined, after considering all of the relevant facts and circumstances, that Messrs. Cohen, Gabrys, Miller, Parker, Stanage, Tredwell and Valenti and Ms. Gougarty are “independent” from management in accordance with the NASDAQ listing standards and the Company’s Corporate Governance Guidelines. To be considered independent, the Board must determine that a director does not have any direct or indirect material relationships with the Company and must meet the criteria for independence set forth in the Company’s Corporate Governance Guidelines.
During 2014, all current directors (other than Mr. Parker who joined the Board on February 24, 2015) attended at least 75%, in aggregate, of the meetings of the Board of Directors and all committees of the Board on which they served. All of the current directors who were serving on the Board at the time of the 2014 Annual Meeting of Shareholders attended the 2014 Annual Meeting. All Directors are expected to attend all meetings, including the Annual Meeting. In addition to attending Board and committee meetings, directors fulfill their responsibilities by consulting with the President and Chief Executive Officer and other members of management on matters that affect the Company.
Independent directors hold regularly scheduled executive sessions in which independent directors meet without the presence of management. These executive sessions generally occur around regularly scheduled meetings of the Board of Directors. For more information regarding the Company’s Board of Directors and other corporate governance procedures, see “Corporate Governance.” For information on how you can communicate with the Company’s non-management directors, see “Communicating with the Board.”

Audit Committee.    The Audit Committee is responsible for providing independent, objective oversight and review of the Company’s auditing, accounting and financial reporting processes, including reviewing the audit results and monitoring the effectiveness of the Company’s internal audit function. In addition, the Audit Committee is responsible for (1) selecting the Company’s independent registered public accounting firm, (2) approving the overall scope of the audit, (3) assisting the Board in monitoring the integrity of the Company’s financial statements, our independent registered public accounting firm’s qualifications and independence, the performance of the Company’s independent registered public accounting firm, and the Company’s internal audit function and compliance with relevant legal and regulatory requirements, (4) annually reviewing the Company’s independent registered public accounting firm’s report describing the auditing firm’s internal quality control procedures and any material issues raised by the most recent internal quality control review, or peer review, of the auditing firm, (5) discussing the annual audited financial and quarterly statements with management and the independent registered public accounting firm, (6) discussing earnings press releases and any financial information or earnings guidance provided to analysts and rating agencies, (7) discussing policies with respect to risk assessment and risk management, (8) meeting separately and periodically, with management, internal auditors and the independent registered public accounting firm, (9) reviewing with the independent auditor any audit problems or difficulties and management’s response, (10) setting clear hiring policies for employees or former employees of the independent registered public accounting firm, (11) handling such other matters that are specifically delegated to the Audit Committee by applicable law or regulation or by the Board of Directors from time to time, and (12) reporting regularly to the full Board of Directors. See “Report of the Audit Committee.” The Audit Committee’s charter is available on the Company’s website, www.trimascorp.com, in the Corporate Governance subsection of the Investor page. The Audit Committee last updated its charter on November 8, 2012.
Each of the directors on the Audit Committee is financially literate. The Board of Directors has determined that each of Messrs. Gabrys, Miller, Parker and Tredwell qualifies as an “audit committee financial expert” within the meaning of Securities and Exchange Commission (“SEC”) regulations and that each member on the Audit Committee has the accounting and related financial management expertise required by the NASDAQ listing standards and that each is “independent” from management in accordance with NASDAQ listing standards and the Company’s Corporate Governance Guidelines.
Compensation Committee. The Compensation Committee is responsible for developing and maintaining the Company’s compensation strategies and policies including, (1) reviewing and approving the Company’s overall executive and director compensation philosophy and the executive and director compensation programs to support the Company’s overall business strategy and objectives, (2) overseeing the management continuity and succession planning process (except as otherwise within the scope of the Corporate Governance and Nominating Committee) with respect to the Company’s officers, and (3) preparing any report on executive compensation required by the applicable rules and regulations of the SEC and other regulatory bodies.
The Compensation Committee is responsible for monitoring and administering the Company’s compensation and employee benefit plans and reviewing, among other things, base salary levels, incentive awards and bonus awards for officers and key executives, and such other matters that are specifically delegated to the Compensation Committee by applicable law or regulation, or by the Board of Directors from time to time. The Committee’s charter reflects such responsibilities and is available on the Company’s website, www.trimascorp.com, in the Corporate Governance section of the Investors page. The Compensation Committee last updated its charter on December 4, 2014. Each of the directors on the Compensation Committee is “independent” from management in accordance with NASDAQ listing standards (including those standards particular to Compensation Committee membership) and the Company’s Corporate Governance Guidelines. See also “Compensation Discussion and Analysis - Role of the Compensation Committee.”
Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee is responsible for identifying and nominating individuals qualified to serve as Board members and recommending directors for each Board committee. Generally, the Corporate Governance and Nominating Committee will re-nominate incumbent directors who continue to satisfy its criteria for membership on the Board, who it believes will continue to make important contributions to the Board and who consent to continue their service on the Board.
In recommending candidates to the Board, the Corporate Governance and Nominating Committee reviews the experience, mix of skills and other qualities of a nominee to assure appropriate Board composition after taking into account the current Board members and the specific needs of the Company and the Board. The Board looks for individuals who have demonstrated excellence in their chosen field, high ethical standards and integrity, and sound business judgment. The Corporate Governance and Nominating Committee does not have a formal policy with respect to diversity; however, the Board and the Corporate Governance and Nominating Committee believe that it is essential that the Board members represent diverse viewpoints. As required by NASDAQ, SEC or such other applicable regulatory requirements, a majority of the Board will be comprised of independent directors.
The Corporate Governance and Nominating Committee generally relies on multiple sources for identifying and evaluating nominees, including referrals from the Company’s current directors and management. The Corporate Governance and Nominating Committee also works with a third-party search firm to identify potential candidates to serve on the Board. The

Corporate Governance and Nominating Committee does not solicit director nominations, but will consider recommendations by shareholders with respect to elections to be held at an Annual Meeting, so long as such recommendations are sent on a timely basis to the Corporate Secretary of the Company and are in accordance with the Company’s by-laws. The Corporate Governance and Nominating Committee will evaluate nominees recommended by shareholders against the same criteria. The Company did not receive any nominations of directors by shareholders for the Annual Meeting. See “How and when may I submit a shareholder proposal or director nomination for the 2016 Annual Meeting of Shareholders?” for more information.
The Corporate Governance and Nominating Committee is also responsible for recommending to the Board appropriate Corporate Governance Guidelines applicable to the Company and overseeing governance issues.
The Corporate Governance and Nominating Committee’s charter is available on the Company’s website, www.trimascorp.com, in the Corporate Governance subsection of the Investors page. The Corporate Governance and Nominating Committee last updated its charter on February 25, 2013.
Executive Committee. Prior to being disbanded by the Board on March 6, 2014, the Executive Committee had the authority to exercise many of the functions of the full Board of Directors between meetings of the Board, excluding those matters which Delaware law or NASDAQ or SEC rules were required to be within the purview of the Company’s independent directors or which were otherwise in conflict with such laws or rules.
Compensation Committee Interlocks and Insider Participation. No member of the Compensation Committee is an employee of the Company. Ms. Gougarty and Messrs. Cohen, Gabrys, Miller, Parker, Stanage, Tredwell and Valenti are the current members of the Company’s Compensation Committee.
Retirement Age; Term Limits. The Corporate Governance Guidelines provide that a director (excluding directors serving on the Board as of February 25, 2013) is expected to submit his or her resignation from the Board at the first annual meeting of shareholders following the director’s 75th birthday. The Board may accept or reject such resignation in its discretion after consultation with the Corporate Governance and Nominating Committee. The Board has not established term limits for the directors.
Assessment of Board and Committee Performance. The Board evaluates its performance annually. In addition, each Board committee performs an annual self-assessment to determine its effectiveness. The results of the Board and committee self-assessments are discussed with the Board and each Committee, respectively.
DIRECTOR COMPENSATION
The Compensation Committee is responsible for reviewing director compensation and making recommendations to the Board with respect to that compensation, as appropriate. The Compensation Committee and Board believe that directors should receive a mix of cash and equity over their tenure. The combination of cash and equity compensation is intended to provide incentives for directors to continue to serve on the Board and to attract new directors with outstanding qualifications. Directors may make an annual election to defer receipt of Board compensation, provided the election is made prior to the fiscal year in which the deferral is effective.
Annual Cash Retainer and Meeting Fees. For 2014, each independent director received an annual cash retainer of $100,000 and a meeting fee of $1,000 for each Board or committee meeting attended. The chair of the Board and of each of the Audit, Compensation and Corporate Governance and Nominating Committees received an additional annual cash retainer in the amounts of $125,000, $15,000, $10,000 and $5,000, respectively.
The Company implemented a director retainer share election program effective January 1, 2014, to permit directors to make an annual election to receive unrestricted stock for deferred or non-deferred compensation for board service in lieu of cash at the time payment is made each quarter. For 2014, three of the seven independent directors elected to defer receipt of all or part of their Board compensation.
Equity Compensation. As part of the independent directors’ annual compensation package, each independent director receives an annual grant on March 1st of restricted shares with a grant date fair market value of $100,000, with each grant subject to the director’s continued service on the Board for a one-year vesting period. In March 2014, the Company issued the annual grant to each of the independent directors on the same terms.
Director Stock Ownership. We have established stock ownership guidelines for our independent directors to more closely tie their interests to those of shareholders. Under these guidelines, all such directors are required to own, within five years after initial election to the Board as an independent director, shares of Company stock having a value equal to three times their annual cash retainer (excluding any additional retainers for Board and committee chair service. Unrestricted stock, time-based restricted stock and vested in-the-money options are counted toward fulfillment of this ownership requirement. As of

December 31, 2014, each independent director was in compliance with his or her stock ownership requirements. If an independent director does not meet the stock ownership guidelines, the Compensation Committee may consider such fact in determining the award of future equity awards to such director.
Indemnification. The Company has entered into indemnification agreements with each of its directors. These agreements require the Company to indemnify such individuals for certain liabilities to which they may become subject as a result of their affiliation with the Company.
Other. The Company reimburses all directors for expenses incurred in attending Board and committee meetings. The Company does not provide any perquisites to directors.

Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (2)	Total ($)
Samuel Valenti III	246,000	100,000	346,000
Marshall A. Cohen (1)	128,000	100,000	228,000
Richard M. Gabrys	137,000	100,000	237,000
Nancy S. Gougarty	120,000	100,000	220,000
Eugene A. Miller (1)	133,000	100,000	233,000
Nick L. Stanage (1)	118,000	100,000	218,000
Daniel P. Tredwell	122,000	100,000	222,000
Herbert K. Parker (3)	—	—	—
________________________________________

(1)	Messrs. Cohen, Miller and Stanage elected to defer 100%, 50% and 100%, respectively, of their 2014 fees earned as permitted under the Company’s Director Retainer Share Election Program.

(2)
The amounts in this column reflect the grant date fair value (computed in accordance with Financial Accounting Standards Board Accounting Standards Codification, or FASB ASC, Topic 718) of the restricted stock awards made to our non-employee directors during 2014. Messrs. Valenti, Cohen, Gabrys, Miller, Stanage and Tredwell and Ms. Gougarty each received 2,976 shares of restricted stock effective on March 1, 2014. These awards were granted under the Company’s 2011 Omnibus Incentive Compensation Plan and vested one year from the date of grant if the director did not terminate service on the Board prior to the vesting date.

(3)	Mr. Parker was appointed to the Board of Directors on February 24, 2015 and did not receive any compensation with respect to 2014.

The table below sets forth as to each non-employee director the aggregate number of stock options and restricted stock awards outstanding as of December 31, 2014. All of the stock options set forth in the table are fully vested.

Name	Stock Options	Stock Awards
Samuel Valenti III	—	2,976
Marshall A. Cohen	24,000	2,976
Richard M. Gabrys	25,000	2,976
Nancy S. Gougarty	—	2,976
Eugene A. Miller	24,000	2,976
Nick L. Stanage	—	2,976
Daniel P. Tredwell	—	2,976
Herbert K. Parker	—	—
Corporate Governance
The Board of Directors has adopted Corporate Governance Guidelines, a copy of which can be found at the Company’s website, www.trimascorp.com, in the Corporate Governance subsection of the Investors page. These guidelines address, among other things, director responsibilities, qualifications (including independence), compensation and access to management and advisors. The Corporate Governance and Nominating Committee is responsible for overseeing and reviewing these guidelines and recommending any changes to the Board.
Code of Conduct. Effective January 1, 2012, the Board adopted a revised Code of Conduct that applies to all directors and all employees, including the Company’s principal executive officer, principal financial officer, and other persons performing similar executive management functions. The Code of Conduct is posted on the Company’s website in the Corporate Governance section. All amendments to the Company’s Code of Conduct, if any, will be also posted on the Company’s internet website, along with all waivers, if any, of the Code of Conduct involving senior officers.

A copy of the Company’s committee charters, Corporate Governance Guidelines and Code of Conduct will be sent to any shareholder, without charge, upon written request sent to the Company’s executive offices: TriMas Corporation, Attention: Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary, 39400 Woodward Avenue, Suite 130, Bloomfield Hills, Michigan 48304.
Communicating with the Board
Any shareholder or interested party who desires to communicate with the Board or any specific director, including the Chair, non-management directors, or committee members, may write to: TriMas Corporation, Attention: Board of Directors, 39400 Woodward Avenue, Suite 130, Bloomfield Hills, Michigan 48304.
Depending on the subject matter of the communication, management will:

•	forward the communication to the director or directors to whom it is addressed (matters addressed to the Chair of the Audit Committee will be forwarded unopened directly to the Chair);

•
attempt to handle the inquiry directly where the communication does not appear to require direct attention by the Board or an individual member, e.g., the communication is a request for information about the Company or is a stock-related matter; or

•	not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic.
To submit concerns regarding accounting matters, shareholders and other interested persons may also call the Company’s toll free, confidential hotline number published at www.trimascorp.com in the Corporate Governance subsection of the Investors page, in the document entitled Code of Conduct. Employees may express such concerns on a confidential and anonymous basis.
Communications made through the confidential hotline number are reviewed by the Audit Committee at each regularly scheduled meeting; other communications will be made available to directors at any time upon their request.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee represents and assists the Board in fulfilling its responsibilities for general oversight of the integrity of the Company’s financial statements. The Company’s compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence, the performance of the Company’s internal audit function and independent registered public accounting firm, and risk assessment and risk management. The Audit Committee manages the Company’s relationship with the independent registered public accounting firm (which reports directly to the Audit Committee). The Audit Committee has the authority to obtain advice and assistance from outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties and receives appropriate funding as determined by the Audit Committee from the Company for such advice and assistance.
The Company’s management is primarily responsible for the Company’s internal control and financial reporting process. The Company’s independent registered public accounting firm, Deloitte, is responsible for performing an independent audit of the Company’s consolidated financial statements and issuing opinions on the conformity of reporting those audited financial statements with United States generally accepted accounting principles and the effectiveness of the Company’s internal control over financial reporting. The Audit Committee monitors the Company’s financial reporting process and reports to the Board on its findings.
In this context, the Audit Committee hereby reports as follows:
        1.     The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2014 with the Company’s management;
        2.     The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards (“SAS”) No. 114, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T;
        3.     The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the independent registered public accounting firm its independence; and
        4.     Based on the review and discussions referred to in paragraphs 1 through 3 above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, for filing with the Securities and Exchange Commission.
The undersigned members of the Audit Committee have submitted this Report to the Board of Directors.

The Audit Committee Richard M. Gabrys, Chair Marshall A. Cohen Nancy S. Gougarty Eugene A. Miller Nick L. Stanage Daniel P. Tredwell Samuel Valenti III

PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

THE COMPANY’S BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2015.

The Audit Committee of the Board (the “Audit Committee”) has appointed Deloitte as the independent registered public accounting firm to audit the Company’s consolidated financial statements for the fiscal year ending December 31, 2015. Deloitte was engaged as our independent registered public accounting firm on March 27, 2013 and served as our independent registered public accounting firm for the fiscal years ending December 31, 2014 and December 31, 2013. KPMG previously served as our independent registered public accounting firm. Representatives of Deloitte are expected to attend the Annual Meeting, where they will be available to respond to appropriate questions and, if they desire, make a statement.

The appointment of Deloitte as the independent registered public accounting firm for the Company is being presented to the shareholders for ratification. The ratification of the appointment of the independent registered public accounting firm requires the affirmative vote of the holders of a majority of the total shares of Common Stock present in person or represented by proxy and entitled to vote on the matter, provided that a quorum of at least a majority of the outstanding shares are present or represented at the meeting. If you abstain from voting on this matter, your abstention will have the same effect as a vote against the matter. If you hold your shares through a broker and you do not instruct the broker on how to vote on this “routine” proposal, your broker will nevertheless have authority to vote your shares on this “routine” proposal in your broker’s discretion. Proxies submitted pursuant to this solicitation will be voted “FOR” the ratification of Deloitte as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015, unless specified otherwise.
Fees Paid to Independent Auditor
The following table presents fees billed by Deloitte and KPMG for professional audit services rendered related to the audits of the Company’s annual financial statements for the years ended December 31, 2014 and 2013, respectively, and fees for other services rendered during those periods.

	2014 ($)	2013 ($)
Audit Fees	1,230,000	1,473,800
Audit-related Fees	—	243,200
Tax Fees	20,000	22,000
All Other Fees	—	—
Total	1,250,000	1,739,000
Audit and Audit-Related Fees
Integrated audit fees billed for services rendered in connection with the audit of the Company’s annual financial statements and the effectiveness of the Company’s financial controls over financial reporting were approximately $1.2 million for 2014 and $1.5 million for 2013. In 2013, audit-related fees of $0.2 million were incurred primarily related to comfort letter procedures performed in connection with the Company’s registration statements.
Tax Fees
Except for the amounts disclosed above, there were no tax fees billed by Deloitte during 2014 or Deloitte and KPMG during 2013, as the Company has retained another firm to provide tax advice.
The Audit Committee has determined that the rendering of all non-audit services by Deloitte in 2014 and Deloitte and KPMG in 2013 is compatible with maintaining such auditor independence.
We have been advised by Deloitte and KPMG that the firm, nor any member of the firm, has any financial interest, direct or indirect, in any capacity in the Company or its subsidiaries.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Registered Public Accounting Firm
The Audit Committee is responsible for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. The Audit Committee has established a policy regarding pre-approval of all audit and non-audit services provided by the independent registered public accounting firm.
On an ongoing basis, management communicates specific projects and categories of service for which the advance approval of the Audit Committee is requested. The Audit Committee reviews these requests and advises management if the committee approves the engagement of the independent registered public accounting firm. No services are undertaken which are not pre-approved. On a periodic basis, management reports to the Audit Committee regarding the actual spending for such projects and services compared to the approved amounts. All of the services provided by Deloitte our independent auditor in 2013 and 2014, including services related to audit, audit-related fees, tax fees and all other fees described above, were approved by the Audit Committee under its pre-approval policies.
The Audit Committee’s policies permit the Company’s independent accountants, Deloitte, to provide audit-related services, tax services and non-audit services to the Company, subject to the following conditions:
(1) Deloitte will not be engaged to provide any services that may compromise its independence under applicable laws and regulations, including rules and regulations of the Securities and Exchange Commission and the Public Company Accounting Oversight Board;
(2) Deloitte and the Company will enter into engagement letters authorizing the specific audit-related services or non-audit services and setting forth the cost of such services;
(3) The Company is authorized, without additional Audit Committee approval, to engage Deloitte to provide (a) audit-related and tax services, including due diligence and tax planning related to acquisitions where Deloitte does not audit the target company, to the extent that the cost of such engagement does not exceed $250,000, (b) due diligence and tax planning related to acquisitions where Deloitte audits the target company, to the extent the cost of such engagement does not exceed $20,000, and (c) services not otherwise covered by (a) or (b) above to the extent the cost of such engagements does not exceed $150,000; provided, however, that the aggregate amount of all such engagements under (a), (b) and (c) may not exceed $350,000 in any calendar quarter; and
(4) The Chair of the Audit Committee will be promptly notified of each engagement, and the Audit Committee will be updated quarterly on all engagements, including fees.
Changes in Independent Registered Public Accounting Firm
On February 28, 2013, the Company notified KPMG that the Audit Committee had approved the dismissal of KPMG as the Company’s independent registered public accounting firm upon completion of both (i) KPMG’s review of the Company’s consolidated financial statements for the three-months ending March 31, 2013, and (ii) the engagement of a new independent registered public accounting firm. Subsequently, the Company conducted a competitive process to select a firm to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013. As a result of this process, on March 27, 2013, the Company engaged Deloitte as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013.

KPMG’s audit reports on the Company’s consolidated financial statements as of and for the fiscal years ended December 31, 2012 and 2011 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. Except as disclosed herein, the audit reports of KPMG on the effectiveness of internal control over financial reporting as of December 31, 2012 and 2011, respectively, did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. The audit report of KPMG on the effectiveness of internal control over financial reporting as of December 31, 2012 contained an explanatory paragraph stating that the Company acquired Arminak & Associates, LLC (“Arminak”) during 2012 and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2012, Arminak’s internal control over financial reporting associated with total assets of $102.2 million, which represented 9.0% of the Company’s consolidated assets at December 31, 2012, and net sales of $65.9 million, which represented 5.2% of the Company’s consolidated total net sales for 2012. KPMG’s audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of Arminak.

During the fiscal years ended December 31, 2012 and 2011, and in the subsequent interim period through February 28, 2013 (the date of the dismissal of KPMG), there were (i) no “disagreements” as that term is defined in Item 304(a)(1)(iv) of Regulation S-K, between the Company and KPMG on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KPMG, would have caused KPMG to make reference to the subject matter of the disagreement in their reports on the financial statements for such years, and (ii) no “reportable events” as that term is defined in Item 304(a)(1)(v) of Regulation S-K.
The Company provided KPMG with a copy of the disclosures made in a Current Report on Form 8-K (the “Report”) prior to the time the Report was filed with the SEC. The Company requested that KPMG furnish a letter addressed to the SEC stating whether or not it agrees with the statements made in the Report. A copy of KPMG’s letter dated March 6, 2013 was attached as Exhibit 16.1 to the Report. On March 14, 2013, the Company filed an amendment to the Report on Form 8-K/A (the “Amended Report”) to include disclosure regarding the subsequent interim period through February 28, 2013. The Company provided KPMG with a copy of the disclosures made in the Amended Report prior to the time the Amended Report was filed with the SEC. The Company requested that KPMG furnish a letter addressed to the SEC stating whether or not it agrees with the statements made in the Amended Report. A copy of KPMG’s letter dated March 14, 2013 was attached as Exhibit 16.1 to the Amended Report.
During the fiscal years ended December 31, 2012 and 2011, and the subsequent interim period through March 27, 2013 (the date of the engagement of Deloitte), neither the Company nor anyone acting on its behalf has consulted with Deloitte with respect to (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report nor oral advice was provided to the Company that Deloitte concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing, or financial reporting issue or (ii) any matter that was either the subject of a “disagreement” as that term is defined in Item 304(a)(1)(iv) of Regulation S-K or “reportable event” as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
AND RELATED SHAREHOLDER MATTERS

The following table sets forth information with respect to the beneficial ownership of the Common Stock as of the Record Date by:

•	each person known by us to beneficially own more than 5% of the Common Stock;

•	each of the Company’s Directors and Director nominees;

•	each of the NEOs; and

•	all of the Company’s Directors and executive officers as a group.
The percentages of Common Stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a beneficial owner of a security if that person has or shares, (i) voting power, which includes the power to vote or to direct the voting of the security, (ii) investment power, which includes the power to dispose of or to direct the disposition of the security, or (iii) rights to acquire Common Stock that are currently exercisable or convertible, or will become exercisable or convertible within 60 days of the Record Date. Except as indicated in the footnotes to this table, each beneficial owner named in the table below has sole voting and sole investment power with respect to all shares beneficially owned. As of the Record Date, the Company had 45,291,517 shares outstanding.

	Shares Beneficially Owned
Name and Beneficial Owner	Number	Percentage
FMR LLC(1)	4,736,665	10.5%
245 Summer Street, Boston, Massachusetts 02210
Champlain Investment Partners, LLC(2)	2,797,160	6.2%
180 Battery St., Burlington, Vermont 05401
William Blair & Company, L.L.C.(3)	2,793,132	6.2%
222 West Adams Street, Chicago, Ilinois 60606
The Vanguard Group(4)	2,637,805	5.8%
100 Vanguard Blvd, Malvern, Pennsylvania 19355
BlackRock, Inc.(5)	2,450,556	5.4%
40 East 52nd Street, New York, New York 10022
Thomas M. Benson(6)(7)	24,471	—%
Lynn A. Brooks(6)(7)	46,001	—%
Marshall A. Cohen(6)(7)	70,704	—%
Richard M. Gabrys(6)(7)	45,720	—%
Nancy S. Gougarty(6)(7)	6,314	—%
Colin E. Hindman(6)(7)	24,287	—%
Eugene A. Miller(6)(7)	74,345	—%
Herbert K. Parker(6)(7)	3,338	—%
Joshua A. Sherbin(6)(7)	65,087	—%
Nick L. Stanage(6)(7)	10,143	—%
Daniel P. Tredwell(6)(7)	9,762	—%
Samuel Valenti III(6)(7)	16,720	—%
David M. Wathen(6)(7)(8)	571,947	1.3%
Robert J. Zalupski(6)(7)	83,615	—%
A. Mark Zeffiro(6)(7)	46,754	—%
All executive officers and directors as a group (15 persons)(6)(7)	1,099,208	2.4%
________________________________________

(1)
Information contained in the columns above and this footnote is based on a report on Schedule 13G/A filed with the SEC on February 13, 2015 by FMR LLC. As of December 31, 2014, FMR LLC had sole voting power with respect to 280,100 shares of Common Stock and sole dispositive power with respect to 4,736,665 shares of Common Stock as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940.

(2)
Information contained in the columns above and this footnote is based on a report on Schedule 13G filed with the SEC on February 11, 2015 by Champlain Investment Partners, LLC (“Champlain Investment”). As of December 31, 2014 Champlain Investment had sole voting power with respect to 1,971,810 shares of Common Stock and sole dispositive power with respect to 2,797,160 shares of Common Stock.

(3)	Information contained in the columns above is as of December 31, 2014 and based on a report on Schedule 13G/A filed with the SEC on February 4, 2015 by William Blair & Company, LLC.

(4)
Information contained in the columns above and this footnote is based on a report on Schedule 13G/A filed with the SEC on February 10, 2015 by The Vanguard Group, Inc. (“Vanguard Group”). As of December 31, 2014 Vanguard Group had sole voting power with respect to 59,419 shares of Common Stock, sole dispositive power with respect to 2,581,686 shares of Common Stock and shared dispositive power with respect to 56,119 shares of Common Stock. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard Group, is the beneficial owner of 56,119 shares of Common Stock as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of Vanguard Group, is the beneficial owner of 3,300 shares of Common Stock as a result of its serving as investment manager of Australia investment offerings.

(5)
Information contained in the columns above and this footnote is based on a report on Schedule 13G/A filed with the SEC on February 2, 2015 by BlackRock, Inc. (“BlackRock”). As of December 31, 2014 BlackRock had sole voting power with respect to 2,346,645 shares of Common Stock and sole dispositive power with respect to 2,450,556 shares of Common Stock.

(6)
For Messrs. Brooks, Cohen, Gabrys, Miller, Wathen and Zalupski, the number set forth in the table includes options to purchase 22,333, 24,000, 25,000, 24,000, 66,667 and 32,780 shares, respectively, granted under the Company’s 2002 and 2006 Long Term Equity Incentive Plans, that are currently exercisable; and for Messrs. Benson, Brooks, Cohen, Gabrys, Hindman, Miller, Parker, Sherbin, Stanage, Tredwell, Valenti, Wathen, Zalupski, Zeffiro and Ms. Gougarty, the number set forth in the table includes 9,607, 4,944, 3,338, 3,338, 7,298, 3,338, 3,338,19,230, 3,338, 3,338, 3,338, 84,870, 12,934, 28,543 and 3,338 restricted shares of Common Stock, respectively, awarded under the 2006 Long Term Equity Incentive Plan and/or the 2011 Omnibus Equity Incentive Compensation Plan.

(7)	Except for Mr. Wathen, each director and NEO owns less than one percent of the outstanding shares of the Common Stock and securities authorized for issuance under equity compensation plans.

(8)	Mr. Wathen has an outstanding pledge of up to 200,000 shares of Common Stock, which is equivalent to less than 1% of the shares of Common Stock outstanding.

Equity Compensation Plan Information

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (1)) (c)
Equity compensation plans approved by security holders	251,667	$6.39	1,946,931
Equity compensation plans not approved by security holders	—	—	—
________________________________________

(1)
As of December 31, 2014, includes 223,954 shares available for future issuance under the 2006 Long Term Equity Incentive Plan and 1,722,977 shares available for future issuance under the 2011 Omnibus Incentive Compensation Plan. Number of shares available for future issuance assumes target achievement for all existing performance-based awards.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our directors, officers and greater than 10% shareholders (if any) to file reports of ownership and changes in ownership with respect to our securities with the SEC and to furnish copies of these reports to us. We reviewed the filed reports and written representations from our directors, executive officers and greater than 10% shareholders regarding the necessity of filing reports. With the exception of one late filing related to one report on Form 4 during March 2014 for Mr. Zalupski, we believe that all of our officers, directors and greater than 10% shareholders complied with all applicable Section 16(a) filing requirements for 2014 with respect to the Company.
Executive Officers(1)
Officers of the Company serve at the pleasure of the Board.

Name	Age	Title
David M. Wathen	62	Director, President and Chief Executive Officer
Robert J. Zalupski	56	Chief Financial Officer
Joshua A. Sherbin	52	Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary
Colin E. Hindman	41	Vice President, Human Resources
David M Wathen. Business experience provided under “Director and Director Nominees.”

Robert J. Zalupski. Mr. Zalupski was appointed the Company’s chief financial officer in January 2015. Previously he served as vice president, finance and treasurer since 2003 and assumed responsibility for corporate development in March 2010. He joined the Company as director of finance and treasury in 2002, prior to which he worked in the Detroit office of Arthur Andersen. From 1996 through 2001, Mr. Zalupski was a partner in the audit and business advisory services practice of Arthur Andersen providing audit, business consulting, and risk management services to both public and privately held companies in the manufacturing, defense and automotive industries. Prior to 1996, Mr. Zalupski held various positions of increasing responsibility within the audit practice of Arthur Andersen serving public and privately held clients in a variety of industries.

Joshua A. Sherbin. Mr. Sherbin was appointed the Company’s general counsel and corporate secretary in 2005, and vice president and chief compliance officer in May 2008, prior to which he was employed as the North American corporate counsel and corporate secretary for Valeo, a diversified Tier 1 international automotive supplier headquartered in Europe. Prior to joining Valeo in 1997, Mr. Sherbin was senior counsel, assistant corporate secretary for Kelly Services, Inc., an employment staffing company, from 1995 to 1997. From 1988 until 1995, he was an associate with the law firm Butzel Long in its general business practice.

Colin E. Hindman. Mr. Hindman has been with TriMas since 2002 and was appointed vice president of human resources in February 2010. In August 2008, Mr. Hindman was appointed group HR director and from 2002 to 2007 Mr. Hindman served in a variety of management positions within TriMas’ human resource departments. Prior to joining TriMas, Mr. Hindman held human resource management positions from 1996 to 2002 within Dana Corporation, a manufacturer of automotive product solutions, and Wabash Technologies, a manufacturer of sensors, actuators and assemblies.

____________________________________

(1)    Effective January 12, 2015

TRANSACTIONS WITH RELATED PERSONS
Policy for Review, Approval or Ratification of Transactions with Related Parties
Pursuant to its written charter, the Audit Committee is responsible for reviewing reports and disclosures of insider and affiliated party transactions and monitoring compliance with the Company’s written Code of Conduct, which requires employees to disclose in writing any outside activities, financial interests, relationships or other situations that do or may involve a conflict of interest or that present the appearance of impropriety.
Pursuant to the written charter of the Corporate Governance and Nominating Committee and the written Corporate Governance Guidelines, members of the Board of Directors must properly notify the President and Chief Executive Officer and the Chair of the Corporate Governance and Nominating Committee if any actual or potential conflict of interest arises between the

Company and such member. After notification, the Board of Directors will evaluate and resolve the matter in the best interest of the Company upon recommendation of the Corporate Governance and Nominating Committee.
It is also the Company’s policy, that the Audit Committee review and approve all transactions (other than those that are de minimis in nature) in which the Company participates and in which any related person has or will have a direct or indirect material interest. In reviewing and approving such transactions, the Audit Committee obtains all information it believes to be relevant to a review and approval of the transaction. After consideration of the relevant information, the Audit Committee approves only those related person transactions that are determined not to be inconsistent with the best interests of the Company.
In addition, the Company’s credit facility contains covenants that restrict the Company’s ability to engage in transactions that are at prices and on terms and conditions not less favorable to the Company than could be obtained at an arm’s-length basis from unrelated parties. Such covenants influence the Company’s policy for review, approval and ratification of transactions with related parties.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Introduction
This Compensation Discussion and Analysis (“CD&A”) describes and analyzes the executive compensation program in place at the Company for our Named Executive Officers (“NEOs”) for 2014, who are:
(1)     David M. Wathen - President and Chief Executive Officer;
(2)    A. Mark Zeffiro - Former Executive Vice President and Chief Financial Officer during 2014;
(3)    Joshua A. Sherbin - Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary;
(4)    Thomas M. Benson - President - Cequent Performance Products;
(5)    Robert J. Zalupski - Chief Financial Officer; and
(6)    Lynn A. Brooks - Former President - Packaging Systems.
Your understanding of our executive compensation program is important to the Company. The goal of this CD&A is to explain:

•	Our compensation philosophy and objectives for our NEOs in 2014;

•	The respective roles of our Compensation Committee (the “Committee”), the Committee’s external executive compensation consultant and management in the 2014 executive compensation process;

•	The key components of our 2014 executive compensation program and the successes and achievements our program is designed to reward;

•	How the decisions we made in the 2014 executive compensation process align with our executive compensation philosophy and objectives; and

•	How our NEOs’ 2014 compensation aligned with both our financial and operational performance and our shareholders’ long-term investment interests.
2014 Executive Summary
Philosophy and Objectives of Executive Compensation Program
Our executive compensation philosophy is to employ programs that help attract and retain key leaders, motivate executives to continuously strive to improve both our short-term and long-term financial and operating positions, and reward financial and operating achievement by delivering pay that varies appropriately with the actual performance results achieved. Our objectives are to align our executives’ compensation interests with the investment interests of our shareholders, and encourage our executives to make decisions that will increase shareholder value over the longer-term. The Company attempts to achieve its philosophy and objectives by establishing performance criteria for its executive officers and by linking compensation to financial performance goals.
2014 Financial Highlights
Over the past several years, we have made significant progress toward our strategic aspirations which include high single digit sales growth, earnings per share (“EPS”) growth at a higher rate than sales growth and continued optimization of our capital structure. While these aspirations continue to be a focus, we believe 2014 was a year of growth and transformation for TriMas, which we believe will carry into 2015. Despite a low growth economic environment, we improved sales levels in all six of our reportable segments. We initiated restructuring efforts across most of our businesses which we believe will drive future margin expansion and, in turn, better return on investment.
While the tactics we employ may differ between years, our strategic priorities remain consistent: generating profitable growth, enhancing profit margins, optimizing capital and resource allocation and striving to be a great place for our employees to work. During 2014, the management team laid the foundation for future success, as highlighted in the specific accomplishments detailed below:

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Reported record net sales of $1.5 billion, an increase of 8.0%, with sales growth in all of our six segments, due to the results of acquisitions, as well as new product introductions, market share gains and geographic expansion;

•
Generated increased levels of cash flows from operating activities for 2014 of $123.4 million, an increase of 40.1% as compared to 2013, while continuing to invest in capital expenditures, working capital in acquisitions, and future growth and productivity programs;

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Completed two acquisitions for approximately $382.9 million, net of cash acquired, and purchased the remaining 30% ownership of Arminak & Associates. The acquisition of Lion Holdings increases our footprint and capacity in Asia to better serve and capture demand from our large global packaging customers, while the acquisition of Allfast Fastening Systems significantly strengthens our product offering in aerospace applications. These acquisitions were in our Packaging and Aerospace reportable segments, which we believe to be the higher-growth and higher-margin segments that we strategically would like to grow at rates higher than our other segments;

•	Exited our non-core defense business, NI Industries. We received approximately $6.7 million for the sale of certain intellectual property and related inventory and tooling;

•	Announced plan to separate into two public companies via a tax-free spin-off of Cequent businesses; targeted completion during mid-2015;

•
As we progressed throughout 2014, we continued to benefit from our actions to reduce our debt levels, interest expense and leverage ratio, consistent with recent years. As a result of the acquisition of Allfast Fastening Systems in October 2014, we ended the year with a higher level of debt and leverage ratio, which we are committed to reducing. TriMas ended 2014 with $216.4 million of cash and aggregate availability under its revolving credit and accounts receivable facilities;

•	Launched margin enhancement programs designed to optimize manufacturing footprint, exited lower margin products and geographies, and achieve synergies from previous acquisitions;

•	Continued to invest in a flexible manufacturing footprint to optimize manufacturing costs long-term, added necessary capacity, enhanced customer service and supported future growth; and

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Further execution of productivity and lean initiatives across the organization. The savings realized from these actions enabled us to fund our growth initiatives and to offset inflationary cost increases.

These accomplishments during 2014 led to another successful year and we believe will drive future long-term growth and earnings expansion.

Executive Compensation Best Practices
Below we highlight certain executive compensation practices that support the needs of our business, drive performance and align with our shareholders’ long-term interests. A summary of what we do and do not do in that regard follows.
Effective Corporate Governance Reinforces Our Compensation Program

	WHAT WE DO		WHAT WE DON’T DO
✓
Pay for Performance - We tie pay to performance. The majority of NEO pay is not guaranteed but is generally conditioned upon the achievement of pre-determined financial goals related to corporate and business unit performance.
		✗	No Employment Contracts - We do not have employment contracts with our NEOs.
✓	Mitigate Undue Risk - Our compensation practices are designed to discourage excessive risk-taking as related to performance and payout under our compensation programs.	✗	No Excise Tax Gross-Ups Upon Change-of- Control - We do not provide for excise tax gross-ups on change-of-control payments.
✓	Reasonable Executive Severance/Change-of-Control Benefits - Our post-employment and change-of-control severance benefits are designed to be consistent with competitive market practice.	✗
No Repricing Underwater Stock Options or Stock Appreciation Rights Without Shareholder Approval - We do not permit underwater stock options or stock appreciation rights to be repriced without shareholder approval.

✓	Share Ownership Guidelines - Our expectations for stock ownership align executives’ interests with those of our shareholders. Each NEO has exceeded this stock ownership requirement.	✗
No Hedging Transactions or Short Sales Permitted and Restrictions on Pledging - Our policies prohibit executives, including the NEOs, and directors from engaging in hedging or short sales and limit executives, including NEOs, and directors from pledging with respect to the Company’s Common Stock.

✓
Regular Review of Share Utilization - We evaluate share utilization by reviewing the dilutive impact of equity compensation on our shareholders and the aggregate shares awarded annually as a percentage of total outstanding shares.

✓
Review Tally Sheets - The Committee reviews tally sheets for our NEOs to ensure they have a clear understanding of the impact of various decisions, including possible payments under various termination scenarios prior to making annual executive compensation decisions.

✓
Double Trigger Change-of-Control Severance Benefits - Our Executive Severance/Change-of-Control Policy provides for payment of cash severance and vesting of equity awards after a change-of-control only if an executive experiences a qualifying termination of employment within a limited period following the change-of-control.

✓	Independent Compensation Consulting Firm - The Committee benefits from its utilization of an independent compensation consulting firm which provides no other services to the Company.

Summary of Key Compensation Decisions and Outcomes for 2014
The key decisions the Committee made for 2014 are summarized below and discussed in greater detail in the remainder of this CD&A:

Base Salary Adjustments
The Committee approved base salary adjustments for four of our NEOs, ranging from 2% to 3%, consistent with general market movement for the respective positions.

Short-Term Incentive Program
Company-Wide:

•	No changes were made from 2013 to the metrics and weightings used in the Company-wide 2014 short-term incentive program (“STI”).

•	The target incentive award percentages for Messrs. Wathen, Zeffiro, Sherbin and Zalupski remained the same as in 2013.

•
Based on Company-wide 2014 performance, the STI attainment was 77.6% of target, and incentive payouts were made in early 2015. Amounts earned based on actual performance results varied by metric, from a low of 42% of target for Sales/Profitability to a maximum of 200% of target for Cash Flow.

Packaging Systems:

•
For fiscal year 2014, the Committee approved changes to the business unit STI measures and weightings to increase focus on margin expansion. Specifically, the Committee added gross margin as an additional factor to the productivity metric and established the weighting for the new margin/profitability measure at 25%. The Committee reduced the cash flow and sales/profitability weightings to 25% and 35%, respectively.

•	The target incentive award percentage for Mr. Brooks remained the same as in 2013.

•
Based on Packaging Systems’ 2014 performance, the STI plan attainment was 111.3% of target, and this payout was made in early 2015. Amounts earned based on actual performance results varied by metric, from a low of 0% of target for Gross Margin/Productivity to a maximum of 200% of target for % New Products/Product Growth.

Cequent Performance Products:

•
For fiscal year 2014, the Committee approved changes to the business unit STI measures and weightings to increase focus on margin expansion. Specifically, the Committee added gross margin as an additional factor to the productivity metric and established the weighting for the new margin/profitability measure at 25%. The Committee reduced the cash flow and sales/profitability weightings to 25% and 35%, respectively.

•	The target incentive award percentage for Mr. Benson remained the same as in 2013.

•
Based on Cequent Performance Products’ 2014 performance, the STI plan attainment was 30% of target, and this payout was made in early 2015. Amounts earned based on actual performance results varied by metric, from a low of 0% of target for Sales/Profitability, Cash Flow, and Gross Margin/Productivity to a maximum of 200% of target % New Products/Product Growth.

Short-Term Incentive Compensation to Equity

•
Amounts earned by the NEOs were paid 80% in cash, with the remaining 20% paid in shares of restricted stock units that vest on the one-year anniversary of the grant date. This program feature promotes retention as well as the alignment of executives’ compensation interests with the investment interests of our shareholders.

Long-Term Incentive Program
In 2014, as it did in 2013, the Committee granted performance stock units (“PSUs”) and service-based restricted stock awards (“RSAs”) to each of the NEOs. Each NEO’s total long-term incentive (“LTI”) target award value was allocated equally between these vehicles, and all awards earned will be settled in shares.

The 2012 to 2014 PSU cycle was completed at the end of 2014. Based on performance results for the two metrics of EPS and Cash Flow generation, awards were earned at 70.25% of target.

Compensation Risk Assessment
In August 2014, the Committee requested that Meridian Compensation Partners, LLC, the Committee’s independent compensation consultant (“Meridian”), conduct a risk assessment of the Company’s employee compensation programs. Based on this review, Meridian concluded that the Company’s employee compensation programs are unlikely to incent unnecessary risk taking, and the Committee and the Company’s management agree with this assessment.

Results and Consideration of 2014 Shareholder Say-on-Pay Vote
At the Annual Meeting of Shareholders held on May 8, 2014, over 99% of the shareholders who voted on or abstained with respect to the triennial “Say-on-Pay” proposal approved the compensation of our then-NEOs.
In light of this vote outcome, which was considered by the Committee in its first meeting following the 2014 Annual Meeting, as well as the Committee’s ongoing program evaluation, the Committee views its 2014 decisions regarding various aspects of the compensation program as consistent with the overall philosophy and structure of the program that has been supported by our shareholders. As a result, the Committee did not make any changes to the executive compensation program for 2014 or subsequent years that were based specifically on the results of our 2014 Say-on-Pay vote.
A majority of the shareholders who voted on the frequency for future “Say-on-Pay” votes at the 2011 Annual Meeting of Shareholders approved triennial advisory Say-on-Pay votes. In alignment with the shareholder recommendation, an advisory vote on the Company’s NEO compensation is submitted to shareholders for vote at every third Annual Meeting; the next advisory Say-on-Pay vote is expected to be held in 2017, at which time we also expect to hold the next required vote on the frequency of future Say-on-Pay votes.
2014 Executive Compensation Program Description
Overview of Key 2014 Program Elements
Each year, our Committee works closely with the Company’s leadership team to refine our executive compensation program, to clearly articulate its objectives to our executives and to emphasize our focus on performance-based compensation so that executives are rewarded for results that create long-term shareholder value.
The percentage of total compensation that is performance-based (as opposed to fixed) increases as an executive’s responsibility increases. The Committee believes that the portion of an officer’s total compensation that is dependent on performance results achieved should increase commensurate with position level and accountability.

The main elements of our compensation structure and how each supports our compensation philosophy and objectives are summarized in the following chart:

Principal 2014 Compensation Elements
	Element	Description	Performance Consideration	Primary Objectives
Fixed	Base Salary	Fixed compensation component payable in cash. Reviewed annually and subject to adjustment	Based on level of responsibility, experience, knowledge, and individual performance	Attract and retain
Variable	Short-Term Incentive Plan	Short-term incentive payable on performance against annually established goals, and paid in cash and equity (20% of award paid in restricted stock units, subject to one-year vesting)	Measured by corporate and business unit performance oriented towards short-term financial goals	Promote achievement of short-term financial goals aligned with shareholder interests, as well as retention due to the one-year vesting requirement on the equity award
Variable	Long-Term Incentive Plan	Equity based awards include restricted stock and performance stock units	Creation of shareholder value and realization of medium and long-term financial and strategic goals	Create alignment with shareholder interests, and promote achievement of longer-term financial and strategic objectives
Fixed	Retirement and Welfare Benefits	Retirement plans, health care and insurance benefits	Indirect - executive must remain employed to be eligible for retirement and welfare benefits	Attract and retain
Fixed	Perquisites - Flexible Cash Allowance and Executive Physicals	Fixed cash payment and executive physicals	Indirect - executive must remain employed to be eligible	Attract and retain
Role of the Compensation Committee
The Board-designed governance process expressly delegates to the Committee the responsibility to determine and approve Mr. Wathen’s compensation, as well as to make all decisions regarding compensation for the other NEOs.
The Committee is composed entirely of independent directors, none of whom derives a personal benefit from the compensation decisions the Committee makes. Although the Committee does have responsibility for Board compensation matters, all such decisions are subject to full Board approval. The Board and Committee recognize the importance of executive compensation decisions to the management and shareholders of the Company.
The role of the Committee is to oversee compensation and benefit plans and policies, review and approve equity grants and administer share-based plans, and review and approve annually all compensation decisions relating to the Company’s directors (which decisions are subject to Board approval) and executive officers, including Mr. Wathen and other NEOs. See “Summary of Key Compensation Decisions and Outcomes for 2014” for a summary of Committee decisions and outcomes.
Input from Management
Certain senior executives provide information used by the Committee in the compensation decision-making process. Specifically, Mr. Wathen provides input to the Committee regarding corporate and business unit performance goals and results. He also reviews with the Committee the performance of the executive officers who report directly to him, and makes recommendations to the Committee regarding their compensation. For 2014, Mr. Zeffiro also provided input and analysis regarding financial and operating results. Our Vice President, Human Resources regularly works with the Committee chair to prepare materials for Committee discussions and presents management’s recommendations regarding program changes.
The Committee carefully considers management’s input, but is not bound by their recommendations in making its final pay program decisions.

Independent Compensation Committee Consultant
Meridian, as the Committee’s external executive compensation consulting firm, is retained by and reports directly to the Committee.
Use of an outside consultant is an important component of our compensation setting process, as it enables the Committee to make informed decisions based on market data and best practices. Representatives from Meridian attend Committee meetings, meet with Committee members in executive session and consult with the members as required to provide input with regard to Mr. Wathen’s compensation based on the Committee’s assessment of his performance.
Meridian has no affiliations with any of the NEOs or members of the Board other than in its role as an outside consultant. The Committee has been advised that Meridian has in place policies and procedures designed to prevent conflicts of interest and after applying such policies and procedures, determined that no conflict of interest existed in performing consulting services for the Company. Meridian does not provide any other services to the Company. All work performed by Meridian, whether with the Committee directly or with management at the direction of the Committee, requires pre-approval by the Chair of the Committee. The Committee has assessed the independence of Meridian, as required under NASDAQ listing rules.
During 2014, Meridian consulted regarding the Company’s compensation analysis for the NEOs. Meridian also provided information on market trends and developments in executive compensation practices, conducted a market analysis of peer group compensation levels to enable the Committee to generally develop comfort that the Company’s executive compensation structure is commensurate with the executive officers’ responsibilities as well as appropriately competitive, prepared a pay and performance comparison for Mr. Wathen, conducted a risk assessment of the Company’s executive compensation programs, provided input on our proxy statement and CD&A, provided an analysis of the historical performance of our peers, reviewed the design of incentives and other programs in place at our peers, consulted regarding the compensation considerations of the proposed spin-off of Cequent and provided input on topics to be included in the Committee’s annual calendar.
The Role of Compensation Benchmarking and Peer Group Assessment
Each year, the Committee reviews the appropriateness of our peer group.
In August 2013, the Committee reviewed and revised the benchmarking peer group utilized to support pay decisions that were made. Due to being acquired, Gardner Denver, Inc., Kaydon Corporation, and Lufkin Industries Inc., were removed from the peer group. The Committee also removed Teleflex Incorporated., Winnebago Industries, Inc., and Thor Industries, Inc. from the peer group due to differences in industry segments and or pay practices. The following companies were added for the 2014 pay analysis: Barnes Group Inc., Chart Industries, Inc., Colfax Corporation, Ducommun Incorporated, Flowserve Corporation, SPX Corporation, Wabash National Corporation, and Woodward Inc. The Company believes these changes more closely aligned the composition of the peer group to provide an appropriate point of comparison for pay decisions.
The peer group includes companies in the same or similar Global Industry Classification Standard categories as TriMas (Industrial Machinery), and that are roughly comparable to the Company in size (generally, their 2013 revenue ranged from one-third of to three times TriMas’ 2013 revenue), which was $1,394.9 million. This group also includes companies against which TriMas competes for customers, market share and talent.

The following table identifies the companies in our peer group for 2013 and 2014:

COMPANY PEER	2013	2014	COMPANY PEER	2013	2014
Actuant Corporation	•	•	Graco Inc.	•	•
AMETEK, Inc.	•	•	Greif, Inc.	•	•
Aptar Group Inc.	•	•	IDEX Corporation	•	•
Barnes Group Inc.		•	Kaydon Corporation	•
Carlisle Companies Incorporated	•	•	Lufkin Industries, Inc.	•
Chart Industries, Inc.		•	Roper Industries, Inc.	•	•
Colfax Coporation		•	Silgan Holdings Inc.	•	•
Crane Co.	•	•	SPX Corporation		•
Donaldson Company, Inc.	•	•	Stoneridge, Inc.	•	•
Drew Industries Incorporated	•	•	Teleflex Incorporated	•
Ducommun Incorporated		•	Thor Industries, Inc.	•
EnPro Industries, Inc.	•	•	TransDigm Group Incorporated	•	•
Flowserve Corporation		•	Wabash National Corporation		•
Gardner Denver, Inc.	•		Woodward, Inc.		•
GenCorp Inc.	•	•	Winnebago Industries, Inc.	•

Pay for Performance
A meaningful percentage of each NEO’s target total direct compensation is variable, consisting of STI awards and LTI awards. The actual amounts realized from the incentive awards depend on performance results, consistent with our belief that a substantial percentage of each NEO’s compensation should be tied to Company and/or business unit performance. The mix of target compensation for 2014 for Mr. Wathen and the average for the other NEOs are as follows:
Analysis of Key 2014 Compensation Components and Decisions
The Compensation Committee continues to believe that reviewing market benchmark pay data is an important element in ensuring that the overall executive compensation program remains competitive. For 2014, the Committee’s initial objective was to set target compensation levels for each of the NEOs at the size-adjusted market median, with an opportunity to earn above market STI and LTI awards if shareholders received above market returns. However, the Compensation Committee did not rigidly rely on this market data, but considered other factors such as overall Company and individual performance, tenure in current role, increasing complexities in certain businesses due to geographic, product and acquisition expansion, general business conditions and the goals of retaining and motivating leadership talent when determining final target pay.
Based on competitive market data provided by Meridian, we made compensation decisions for 2014 that resulted in positioning relative to the benchmark group market median as indicated in the following table. For this analysis, we consider the target compensation that is within plus or minus 10% of the market median as approximating the median, or “AM.”

Further explanation is provided below for compensation decisions outside of this range.

Named Executive Officer	Base Salary	Target Short-term Incentive	Target Long-term Incentive	Target Total Compensation	Rationale/Considerations
Mr. Wathen	AM	AM	17%	AM
Target LTI was positioned above market median levels to increase the proportion of Mr. Wathen’s at risk pay, and to recognize historical Company performance and Mr. Wathen’s skills and experience in the role.

Mr. Zeffiro	11%	24%	23%	19%
Target base salary, STI and LTI were above market median to reflect Mr. Zeffiro’s scope of responsibilities, individual performance, additional compliance responsibilities due to acquisitions and geographic expansion and to address general retention considerations.

Mr. Sherbin	AM	12%	AM	AM
Target STI for Mr. Sherbin was positioned slightly above market median to reflect his experience, the increased complexity and compliance responsibilities resulting from changes in the Company’s legal structure due to acquisitions and international expansion and individual performance.

Mr. Benson	19%	13%	AM	AM
Base salary was set above market median levels to reflect Mr. Benson’s business unit complexities (a combination of three separate business lines into one), historical individual and business performance and general retention considerations. Target STI for Mr. Benson was positioned slightly above market median to reflect the complexity and scope of his responsibilities.

Mr. Zalupski	11%	48%	29%	23%
Compensation components were set above market median levels to reflect Mr. Zalupski’s experience, scope of responsibility, internal equity position within the Company as well as his future potential to take on additional responsibilities as CFO.

Mr. Brooks	36%	66%	(17)%	20%
The Committee made no changes to base salary and STI in 2014 for Mr. Brooks as the established base pay and STI was significantly above the market median due to historical business unit performance and his tenure in the position. Target LTI was set below market to bring total compensation more in line with market.

Description of the material elements of our 2014 executive compensation program are provided in the following paragraphs.
2014 Base Salary
Base salaries for our NEOs are generally established based on the scope of their responsibilities, prior relevant experience and skills, and competitive market pay levels. The Committee believes that executive base salaries should generally be competitive with the size-adjusted median salaries for executives in comparable positions at the peer companies. We believe that providing competitive salaries is key to our ability to successfully attract and retain talented executives.
Each year, the Committee considers whether to grant merit increases and/or market-based adjustments to TriMas’ NEOs. In doing so, it considers several factors such as individual responsibilities, Company and individual performance, experience and alignment with market levels, as noted in the table above for 2014 base salaries.

Based on the foregoing considerations, the Committee approved the following salary adjustments for 2014 for our NEOs:

NEO	Base Salary Rate as of January 1, 2014	Base Salary Rate effective June 30, 2014	% Increase
Mr. Wathen	$721,000	$742,700	3.0%
Mr. Zeffiro	$460,700	$474,600	3.0%
Mr. Sherbin	$392,500	$400,400	2.0%
Mr. Benson	$335,800	$345,900	3.0%
Mr. Zalupski	$290,000	$298,700	3.0%
Mr. Brooks(1)	$454,800	$454,800	0.0%

(1) Salary level includes a supplemental allowance of $33,000 paid in lieu of life insurance formerly provided. The $33,000 supplemental allowance is not included when comparing base salary to market median, nor is it included when calculating base salary increases.

With respect to 2014, Messrs. Wathen, Zeffiro, Sherbin, Benson, and Zalupski each received increases in base pay consistent with general market movement for overall salary increases and short-term incentives.
2014 Short-Term Incentive Compensation Plan
The goal of the STI Plan is to support our overall business objectives by aligning corporate and business unit performance with the goals of shareholders and focusing attention on the key measures of success. The STI is designed to accomplish this goal by providing the opportunity for additional cash and stock-based rewards when pre-established performance goals are achieved. The STI also plays a key role in ensuring that our annual cash compensation opportunities remain competitive. The STI awards are provided under our 2011 Omnibus Incentive Compensation Plan.
Target awards. Each of our NEOs has a target STI opportunity for the plan year that is expressed as a percentage of base salary. Target awards for 2014 are shown in the following chart:

NEO	Target STI Amount	Target Award as Percent of Salary
Mr. Wathen	$835,600	112.5%
Mr. Zeffiro	356,000	75.0%
Mr. Sherbin	240,300	60.0%
Mr. Benson	173,000	50.0%
Mr. Zalupski	149,400	50.0%
Mr. Brooks	295,300	70.0%
Depending on the performance results achieved, actual awards generally can vary as a percent of target from a threshold of 0% to a maximum of 220% for participants at the Company-wide level, and from 0% to 200% for business unit participants.
Consistent with the program design, all STI participants, including the NEOs, whose target awards exceed $20,000 receive 80% of any earned award in cash and the remaining 20% in the form of restricted stock units that vests one year from the grant date, generally subject to continued employment. The number of units awarded is based on the 20% award value divided by the closing share price on the date of the restricted stock unit grant. This program feature permits the STI to reward shorter-term performance and at the same time to encourage longer-term employee retention.
Performance Measures. The STI measures Company-wide financial performance indicators to determine STI earned by participants with Company-wide responsibilities. Messrs. Wathen, Zeffiro, Sherbin, and Zalupski could earn STI awards based on achieving Company-wide performance goals. As each participant with business unit level responsibility is assessed based on metrics that evaluate solely the performance of the relevant business unit, Messrs. Brooks’ and Benson’s STI awards were based on the results achieved by Packaging Systems and Cequent Performance Products, respectively.
Each year, the Committee approves the specific performance metrics for that year’s program, and their relative weightings based on the importance of that measure to the Company for the fiscal year. If the designated target level for each performance metric is attained, the STI award will pay out at 100% for the metric. The threshold is the lowest level of payout below which no payment is made for that specific component. If performance for a metric is between the identified threshold and the maximum, the actual payout is determined based on the achievement of milestones within a matrix, with the distance between the milestones pre-determined depending on the respective metric.
Company-Wide Performance Measures. The following Company-wide performance metrics were selected for the 2014 STI for employees with Company-wide responsibility (Messrs. Wathen, Zeffiro, Sherbin and Zalupski):

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Sales/Profitability - 40%. This metric provides for rewards based on our performance in two areas: (1) the Company’s consolidated recurring operating profit as a percent of net sales (operating margin), and (2) the level of net sales volume achieved. Recurring operating profit means earnings before interest, taxes and other income/expense, and excludes certain non-recurring charges (cash and non-cash) associated with business restructuring, cost savings projects and asset impairments. For purposes of this computation, net sales means net trade sales excluding all intercompany activity. This measure of profitability was selected because it is viewed as a leading indicator of our ability to effectively manage both our revenues and costs throughout the business cycle.

•
Earnings Per Share - 40%. Earnings Per Share (“EPS”) is the diluted earnings per share, from continuing operations, as reported in the Company’s publicly filed reports, adjusted to exclude the after-tax impact of non-recurring charges (cash and non-cash) associated with items such as business restructuring, cost savings projects and asset impairments. EPS is viewed by our shareholders as a key measure of overall profitability.

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Cash Flow - 20%. Cash flow is the sum of recurring operating profit (defined above), adjusted (1) up or down for other income/expense, (2) up or down for changes in working capital, (3) upward for depreciation and amortization, and (4) downward for capital expenditures, cash interest and cash taxes. Managing our cash generation capabilities and use of cash is an important measure of our ongoing liquidity and stability.

For 2014, the specific Company-wide performance goals and actual achievements were as follows:

Metric		Threshold	Target	Maximum	Actual 2014 Results	Weighting	Payout %
Sales/Profitability	Performance Goal	$1,394.9 million in sales and 9.9% operating profit	$1,498.4 million in sales and 11.0% operating profit	$1,603.3 million in sales and 11.2% operating profit	$1,490 million in sales and 9.73% in operating profit	40%	16.8%
	Payout as % of Target	29%	100%	200%	42%
EPS	Performance Goal	$1.96 earnings per share	$2.16 earnings per share	$2.38 earnings per share	$1.93 earnings per share	40%	20.8%
	Payout as % of Target	50%	100%	250%	52%
Cash Flow	Performance Goal	$49.5 million cash flow	$66.0 million cash flow	$82.5 million cash flow	$84 million cash flow	20%	40%
	Payout as % of Target	70%	100%	200%	200%
Packaging Systems Performance Measures. For 2014, the STI for Mr. Brooks was based on the following performance measures at the Packaging Systems level. This approach focuses Mr. Brooks on optimizing the performance of Packaging Systems rather than on overall Company-wide performance.

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Sales/Profitability - 35%. This measure provides for rewards based on Packaging Systems’ performance in two areas: (1) recurring operating profit as a percent of net sales (operating margin) and (2) the level of net sales volume achieved. Recurring operating profit means earnings before interest, taxes, bonus expense and other income/expense, and excludes certain non-recurring charges (cash and non-cash) associated with business restructuring, cost savings projects and asset impairments. For purposes of this computation, net sales means net trade sales excluding all intercompany activity. This measure of profitability was selected because it is viewed as a leading indicator of our ability to effectively manage both our revenues and costs throughout the business cycle.

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Cash Flow - 25%. Cash flow is the sum of recurring operating profit (defined above), adjusted (1) up or down for other income/expense, (2) up or down for changes in working capital, (3) upward for depreciation and amortization, and (4) downward for capital expenditures, cash, interest and cash taxes. Managing our cash generation capabilities and use of cash is an important measure of our ongoing liquidity and stability.

•
Gross Margin/Productivity - 25%. This measure provides for rewards based on performance in two areas: (1) recurring gross profit as a percent of net sales (gross margin) and (2) productivity.  Recurring gross profit means net trade sales (excluding intercompany sales) less cost of sales (bonus expense included in the calculation of cost of sales is excluded) and excludes certain non-recurring charges (cash and non-cash) associated with business restructuring, cost savings projects and asset impairments.  Productivity is a measure based on the achieved gross total cost savings realized from approved business initiatives. Types of productivity projects include value added/value engineered, facility rationalization, vendor cost downs, outsourcing/insourcing, and moves to low cost countries. Productivity does not include volume-related improvements (for example, the natural leverage of fixed costs attributable to higher levels of production).

•
% New Products/Product Growth - 15%. The Percentage of New Products/Product Growth metric measures the percent of Packaging Systems sales that come from new products or markets. This measure is calculated by dividing the net sales for specifically identified new products or new markets by total net sales for the business. Each of the new products or new market projects is agreed upon as part of the annual business planning process at the outset of the year. This is a key measure of our ability to innovate and grow by expanding into new markets and/or developing new products.

The Committee changed the Packaging Systems STI measures and weightings to increase focus on margin expansion. Specifically, the Committee added gross margin as an additional factor to the productivity metric and established the weighting for the new margin/productivity measure at 25%. The Committee reduced the cash flow and sales/profitability weightings to 25% and 35% respectively.

For 2014, the specific performance goals and actual achievements for Packaging Systems were as follows:

Metric		Threshold	Target	Maximum	Actual 2014 Results	Weighting	Payout %
Sales/Profitability	Performance Goal	$288.1 million in sales and 23.5% operating profit	$320.1 million in sales and 25.0% operating profit	$336.1 million in sales and 25.5% operating profit	$330.3 million in sales and 25.2% in operating profit	35%	50%
	Payout as % of Target	35%	100%	200%	143%
Cash Flow	Performance Goal	$62.56 million cash flow	$78.2 million cash flow	$93.84 million cash flow	$84.8 million cash flow	25%	31.3%
	Payout as % of Target	70%	100%	200%	125.2%
Gross Margin/Productivity	Performance Goal	35.16% margin and $6.6 million in productivity gains	35.66% margin and $8.25 million in productivity gains	36.16% margin and $11.55 million in productivity gains	0% margin and $9.32 million in productivity gains	25%	0%
	Payout as % of Target	20%	100%	200%	0%
% New Product/Product Growth(1)	Payout as % of Target	60%	100%	200%	200%	15%	30%
______________________________________

(1)
The specific threshold, target and maximum performance goals and actual results for this metric are not disclosed in this proxy statement due to competitive harm considerations. However, the Committee set the target for this metric at a level that requires Packaging Systems to successfully expand its product portfolio and geographic market base to contribute both to 2014 sales and profitability and provide a foundation for 2015 activity. Achievement at each milestone requires innovation and commercialization. We believe that the goals have been established at levels that should be appropriately difficult to attain. The threshold goals are expected to require a level of effort slightly above that generally expected from all of our employees to earn their fixed compensation, and the target goals are expected to require considerable additional and increasing collective effort on the part of all of our employees, but especially our NEOs, to achieve. Achievement of the maximum goal is considered to be a stretch goal given current market conditions.
Cequent Performance Products Performance Measures. For 2014, the STI for Mr. Benson was based on the following performance measures at the Cequent Performance Products level. This approach focuses Mr. Benson on optimizing the performance of Cequent Performance Products rather than on overall Company-wide performance.

•
Sales/Profitability - 35%. This measure provides for rewards based on Cequent Performance Products performance in two areas: (1) recurring operating profit as a percent of net sales (operating margin) and (2) the level of net sales volume achieved. Recurring operating profit means earnings before interest, taxes, bonus expense and other income/expense, and excludes certain non-recurring charges (cash and non-cash) associated with business restructuring, cost savings projects and asset impairments. For purposes of this computation, net sales means net trade sales excluding all intercompany activity. This measure of profitability was selected because it is viewed as a leading indicator of our ability to effectively manage both our revenues and costs throughout the business cycle.

•
Cash Flow - 25%. Cash flow is the sum of recurring operating profit (defined above), adjusted (1) up or down for other income/expense, (2) up or down for changes in working capital, (3) upward for depreciation and amortization, and (4) downward for capital expenditures, cash, interest and cash taxes. Managing our cash generation capabilities and use of cash is an important measure of our ongoing liquidity and stability.

•
Gross Margin/Productivity - 25%. This measure provides for rewards based on performance in two areas: (1) recurring gross profit as a percent of net sales (gross margin) and (2) productivity.  Recurring gross profit means net trade sales (excluding intercompany sales) less cost of sales (bonus expense included in the calculation of cost of sales is excluded) and excludes certain non-recurring charges (cash and non-cash) associated with business restructuring, cost savings projects and asset impairments.  Productivity is a measure based on the achieved gross total cost savings realized from approved business initiatives. Types of productivity projects include value added/value engineered, facility rationalization, vendor cost downs, outsourcing/insourcing, and moves to low cost countries. Productivity does not include volume-related improvements (for example, the natural leverage of fixed costs attributable to higher levels of production).

•
% New Products/Product Growth - 15%. The Percentage of New Products/Product Growth metric measures the percent of Packaging Systems sales that come from new products or markets. This measure is calculated by dividing the net sales for specifically identified new products or new markets by total net sales for the business. Each of the new products or new market projects is agreed upon as part of the annual business planning process at the outset of the year. This is a key measure of our ability to innovate and grow by expanding into new markets and/or developing new products.

The Committee changed the Cequent Performance Products STI measures and weightings to increase focus on margin expansion. Specifically, the Committee added gross margin as an additional factor to the productivity metric and established the weighting for the new margin/productivity measure at 25%. The Committee reduced the cash flow and sales/profitability weightings to 25% and 35% respectively.

For 2014, the specific performance goals and actual achievements for Cequent Performance Products were as follows:

Metric		Threshold	Target	Maximum	Actual 2014 Results	Weighting	Payout %
Sales/Profitability	Performance Goal	$269.2 million in sales and 8.2% operating profit	$299.1 million in sales and 9.7% operating profit	$320.0 million in sales and 10.2% operating profit	$295.3 million in sales and 7.1% in operating profit	35%	0%
	Payout as % of Target	21%	100%	200%	0%
Cash Flow	Performance Goal	$25.76 million cash flow	$32.20 million cash flow	$38.64 million cash flow	$14.2 million cash flow	25%	0%
	Payout as % of Target	70%	100%	200%	0%
Gross Margin/Productivity	Performance Goal	27.61% margin and $11.90 million in productivity gains	28.44% margin and $14.87 million in productivity gains	28.94% margin and $18.44 million in productivity gains	25.81% margin and $15.25 million in productivity gains	25%	0%
	Payout as % of Target	20%	100%	200%	0%
% New Product/Product Growth(1)	Payout as % of Target	60%	100%	200%	200%	15%	30%
______________________________________

(1)
The specific threshold, target and maximum performance goals and actual results for this metric are not disclosed in this proxy statement due to competitive harm considerations. However, the Committee set the target for this metric at a level that requires Cequent Performance Products to successfully expand its product portfolio and geographic market base to contribute both to 2014 sales and profitability and provide a foundation for 2015 activity. Achievement at each milestone requires innovation and commercialization. We believe that the threshold goals have been established at levels that should be appropriately difficult to attain, and that the target goals will require considerable and increasing collective effort on the part of our employees, including our NEOs, to achieve. Achievement of the maximum goal is considered to be a stretch goal given current market conditions. We believe that the goals have been established at levels that should be appropriately difficult to attain. The threshold goals are expected to require a level of effort slightly above that generally expected from all of our employees to earn their fixed compensation, and the target goals are expected to require considerable additional and increasing collective effort on the part of all of our employees, but especially our NEOs, to achieve. Achievement of the maximum goal is considered to be a stretch goal given current market conditions.

Award Determination and Payouts. In February of each year, the Committee determines the degree to which the STI goals for the prior year were achieved, which actual results are highlighted in the tables above for the Company-wide, Packaging Systems and Cequent Performance Products’ performance metrics. As a result, our NEOs earned the following STI payouts for 2014 performance:

NEO	Target Award as Percent of Base Salary	Target Short-Term Incentive Amounts	Actual Short-Term Incentive Award Earned	Short-Term Incentive Payout as % of Total Target Award	Short-Term Incentive Earned and Paid in Cash(1)(2)	Short-Term Incentive Earned and Paid in Restricted Stock Units in March 2015 (1)(2)
Mr. Wathen	112.5%	$835,600	$648,400	77.6%	$518,700	$129,700
Mr. Zeffiro	75.0%	356,000	276,300	77.6%	221,000	55,300
Mr. Sherbin	60.0%	240,300	186,500	77.6%	149,200	37,300
Mr. Benson	50.0%	173,000	51,900	30.0%	41,500	10,400
Mr. Zalupski	50.0%	149,400	115,900	77.6%	92,700	23,200
Mr. Brooks	70.0%	295,300	328,700	111.3%	328,700	—

(1)    Amounts earned by the NEOs are paid 80% in cash, with the remaining 20% paid in restricted stock units that vest on the one-year anniversary of the grant date.

(2)    Mr. Brooks resigned his position of President - Packaging Systems effective August 15, 2014, agreeing to remain with the Company in an advisory role to provide for the orderly transition of his duties and responsibilities to his successor. As part of his agreement to remain with the Company over a transition period, it was determined that Mr. Brooks would receive his 2014 STI award all in cash and not be required to defer 20% into restricted stock units.
Long-Term Incentive Program
We have historically maintained three operational equity incentive plans, referred to as the Company’s 2002 Long-Term Equity Incentive Plan, the Company’s 2006 Long-Term Equity Incentive Plan and the Company’s 2011 Omnibus Incentive Compensation Plan (these last two plans, collectively, the “Equity Plans”). The Equity Plans allow for grants to employees, directors and consultants of incentive and nonqualified stock options, stock appreciation rights, dividend equivalent rights, restricted stock, restricted stock units or performance-based awards.
Our long-term equity program is designed to reward the achievement of long-term business objectives that benefit our shareholders through stock price increases, thereby aligning the interests of our executives with those of our shareholders.
Under the 2014 LTI Award Program, the Committee granted to our NEOs PSUs and service-based restricted stock awards, which align with market trends and provide an effective means of linking pay with achievement of our ongoing business strategy of maximizing Company performance to deliver value to our shareholders.

2014 Long-Term Incentive Awards
Under the 2014 Long-Term Incentive Award Program (“2014 LTI”), equity awards were granted to our NEOs and certain other eligible participants in order to promote the achievement of the Company’s strategic goals. The 2014 LTI award sizes as a percentage of each NEO’s base salary were as follows:

NEO	2014 LTI Award as a % of June 30, 2014 Base Salary
Mr. Wathen	325%
Mr. Zeffiro	175%
Mr. Sherbin	130%
Mr. Benson	85%
Mr. Zalupski	60%
Mr. Brooks	75%
As discussed above, in determining the total value of the 2014 LTI award opportunity for each executive, the Committee reviewed survey data provided by Meridian regarding competitive award levels and considered each participant’s total compensation targets and level of responsibility within the organization.
Awards under the 2014 LTI consist of PSUs and service-based restricted stock, which were designed to be settled in shares, with each vehicle accounting for 50% of the overall 2014 LTI target award value.

The approved target 2014 LTI grants for the 2014-2016 cycle for our NEOs are as follows:

Name	Service-Based Restricted Stock ($ Value)	PSUs ($ Value)
Mr. Wathen	$1,206,900	$1,206,900
Mr. Zeffiro	415,300	415,300
Mr. Sherbin	260,300	260,300
Mr. Benson	147,100	147,100
Mr. Zalupski	89,600	89,600
Mr. Brooks	158,200	158,200
The dollar values listed in the above chart were converted into a number of units based on the closing stock price on March 5, 2014.
The 2014 service-based restricted stock award generally vests in three equal installments on the first three anniversaries of the grant date of the award.
The 2014 PSU awards were designed to be earned based on the achievement of specific performance measures over a period of three calendar years.  For the 2014-2016 cycle (began on January 1, 2014 and ends on December 31, 2016), 75% of the PSU award is earned based on the achievement of a specified EPS CAGR rate and 25% of the PSU award is earned based on the achievement of a specified three-year average return on invested capital (“ROIC”).  EPS is the main driver of the award value given it is the primary measure of performance by external shareholders. ROIC enforces the importance of allocating capital efficiently, which enables the Company to increase the amount of profit it generates. Based on the degree to which the performance goals are met, any PSUs earned for the 2014-2016 cycle were designed to vest in 2017.
Although we have discussed above the designed vesting terms and provisions of the 2014 PSU awards, we currently anticipate that, in connection with the proposed spin-off of our Cequent business, the 2014 PSU awards (and the outstanding PSU awards for the 2013-2015 performance period) will be equitably adjusted by the Company in accordance with the terms of the Company's Equity Plans so that, generally, the awards will retain, in the aggregate, the same intrinsic value that the awards had immediately prior to the spin-off.
2012 PSU Grant (2012 to 2014 Performance Period) - Results
The following is provided to describe the performance goals for the 2012 PSU awards, the actual results relative to such performance goals, and how the Company calculated the payout amount for each PSU award.
The 2012 PSU award opportunities provided to the NEOs in 2012 represented performance based opportunities allocating 75% to EPS CAGR and 25% to cash generation for 2012 through 2014. Overall achievement could vary from 12.5% of the target award (assuming threshold performance) to 237.5% of the target award (assuming maximum performance), with no award earned if performance fell below threshold levels.
The threshold, target, and maximum growth rates (with resulting EPS amounts), achieved growth rates (with resulting EPS amounts) and resulting percentage of target award achieved for each portion of the PSU awards are summarized in the following tables:

	Attainment	Weighting	Total
EPS	67.0%	75.0%	50.25%
Cash Conversion	80.0%	25.0%	20.00%
Total Payout			70.25%

	Threshold				Target				Maximum
	EPS Growth Rate	EPS	Cash Generation Growth Rate	Cash Generation	EPS Growth Rate	EPS	Cash Generation Growth Rate	Cash Generation	EPS Growth Rate	EPS	Cash Generation Growth Rate	Cash Generation	% of Target Achieved
2012 - 2014 Performance	6.0%	$1.87	60.0%	$134,964	15.0%	$2.39	95.0%	$213,693	22.0%	$2.85	120.0%	$269,927
Actual Results					11.4%	$2.17	80.0%	$182,201					70.25%
The achieved growth rates and resulting EPS amounts for each year reported above were calculated with adjustments for acquisitions, divestitures, severance, business restructuring costs, debt refinancing and equity offering dilution pursuant to the terms of the Equity Plans and as approved by the Committee.
Performance results were calculated at the conclusion of the performance period (December 31, 2014), with payout amounts determined mathematically by multiplying the number of units per the target award for each NEO times the percent of target achieved (70.25%). The PSU awards were settled in shares in early 2015.
Special Cash Award
In January 2014, the Company paid a retention bonus, originally awarded in 2012, in the amount of $150,000 to Mr. Benson for continued service through January 31, 2014.
Benefits and Retirement Programs
Consistent with our overall philosophy, the NEOs are eligible to participate in benefit plans that are available to substantially all the Company’s U.S. employees. These programs include participation in the Company’s retirement program (comprised of a 401(k) savings component and a quarterly contribution component), and in our medical, dental, vision, group life and accidental death and dismemberment insurance programs. These retirement benefits are designed to reward continued employment with the Company and assist participants with financial preparation for retirement.
The Company makes matching contributions for active participants in the 401(k) savings component equal to 25% of the participants’ permitted contributions, up to a maximum of 5% of the participant’s eligible compensation. In addition, for most employees the Company may contribute up to an additional 25% of matching contributions based on the Company’s annual financial performance.
Under the terms of the Company’s quarterly contribution component of its retirement program, the Company contributes to the employee’s plan account an amount determined as a percentage of the employee’s base pay upon an employee’s eligibility following one year of employment. The percentage is based on the employee’s age and for salaried employees ranges from 1.0% for employees under the age of 30 to 4.5% for employees age 50 and over. For 2014, Messrs. Wathen, Sherbin, Benson and Zalupski received 4.5%, Mr. Zeffiro received 4.0%, and Mr. Brooks received 7.0% due to a supplemental legacy benefit.
Executive Retirement Program
The Company’s executive retirement program provides senior managers with retirement benefits in addition to those provided under the Company’s qualified retirement plans. The Company offers these additional programs to enhance total executive pay so that it remains competitive in the market. Effective January 9, 2013 the Company began funding a Rabbi Trust for our obligations under this program. Trust assets are subject to the claims of the Company’s creditors in the event of bankruptcy.
Under the Supplemental Executive Retirement Plan (“SERP”), the Company makes a contribution to each participant’s account at the end of each quarter with the amount determined as a fixed percentage of the employee’s eligible compensation. The percentage is based on the employee’s age on the date of original participation in the plan (6.0% for Messrs. Brooks and Wathen, 4.0% for Messrs. Sherbin, Zeffiro and Zalupski). Contributions vest 100% after five years of eligible employment. Immediate vesting in the Company’s contributions occurs upon attainment of retirement age or death.
The Compensation Limit Restoration Plan (“CLRP”) provides benefits to senior managers, including our NEOs, in the form of Company contributions which would have been payable under the quarterly contribution component of the Company’s tax-qualified retirement plan, but for tax code limits on the amount of pay that can be considered in a qualified plan. There are no employee contributions permitted under this plan. Company contributions under the CLRP vary as a percent of eligible compensation based on the employee’s age.

The executive retirement program also provides for an elective deferral compensation feature to supplement the existing executive retirement program. Employees eligible to receive SERP contributions may elect to defer up to 25% of base pay and up to 100% of bonus. This plan design component is intended to encourage the continued employment and diligent service of plan participants.
TriMas Corporation Benefit Restoration Pension Plan
Mr. Brooks participates in the TriMas Corporation Benefit Restoration Plan (“Benefit Restoration Plan”), which is an unfunded non-qualified retirement plan. The Benefit Restoration Plan provides for benefits that were not able to be provided to certain executives in the Metaldyne Pension Plan (a plan adopted by the Company’s predecessor) because of tax code limits on compensation that are applicable to benefits provided under a qualified retirement plan. The TriMas Corporation Benefit Restoration Plan was frozen as of December 31, 2002.
Under the frozen Benefit Restoration Plan, which consists of a pension and a profit sharing component, Mr. Brooks is eligible to receive a retirement benefit in addition to those provided under the Company’s other plans. Upon termination on or after age 55, Mr. Brooks is entitled to receive a specified pension benefit annually, the age 65 present value of which is reflected in the “Executive Retirement Program” table.
Perquisites
The Company maintains a Flexible Cash Allowance Policy. Under this program, certain executives receive a quarterly cash allowance in lieu of other Company-provided perquisites including supplemental universal life insurance, automobile allowance, private club membership, and tax reimbursements. Eligibility for the cash allowances, and the amounts, are periodically reviewed by the Committee.
For the fiscal year 2014, the NEOs received the following cash allowances:

•	Messrs. Wathen, Zeffiro, Sherbin, Zalupski and Brooks - $55,000
•Mr. Benson - $25,000
The Company continues to make executive physical examinations available to its officers. Finally, under certain circumstances, NEOs may utilize our corporate owned or leased aircraft for personal use (including spousal use). See footnote six to the 2014 Summary Compensation table below for more information about our NEOs who utilized this perquisite in 2014.
Change-of-Control and Severance-Based Compensation
The NEOs are covered by the Company’s Severance Policy, the operation of which is described in further detail below under “Post-Employment Compensation.” In general, the Severance Policy provides that the Company will make severance payments to a covered executive if his or her employment is terminated under certain qualifying circumstances. The Severance Policy does not provide for any excise tax gross-ups; however, it provides for payments otherwise due upon a Change-of-Control to be reduced to ensure that none are subject to the golden parachute excise tax. The Severance Policy provides important financial protection to the named participants in exchange for non-compete and non-solicit covenants for the duration of an executive’s employment and a period following termination, and a requirement that an executive execute a release of claims in favor of the Company in order to receive any benefits under the Severance Policy. The Committee believes that offering this program is consistent with market practices, assures the Company can both attract and retain executive talent, and will assist with management stability and continuity in the face of a possible business combination.
The Compensation Committee periodically reviews the Severance Policy to evaluate both its effectiveness and competitiveness and to determine the value of potential payments.
Risk Mitigation in our Compensation Practices
The Committee focuses on risk mitigation in the design and implementation of the Company’s compensation practices. The Committee seeks to properly balance maximizing shareholder value creation, maintaining a strong pay for performance relationship and providing for business risk mitigation. The Committee requested Meridian conduct a risk assessment of the Company’s employee compensation programs. Based on this review, Meridian concluded that the Company’s employee compensation programs are unlikely to incent unnecessary risk taking, and the Committee and the Company’s management agree with this assessment. In this regard, the Committee notes the employee compensation program includes a number of risk mitigation strategies, as detailed in the following chart:

COMPENSATION PRACTICE	RISK MITIGATION FACTORS

Short-Term Incentive Compensation
Multiple Performance Metrics. The short-term incentive plan uses multiple performance measures that encourage employees to focus on the overall strength of the business rather than a single financial measure.

Award Cap. STI awards payable to any individual are capped.

Clawback Provision. Our clawback policy allows us to recapture STI awards from current and former employees in certain situations, including restatement of financial results.

Management Processes. Board and management processes are in place to oversee risk associated with the STI plan, including, but not limited to, monthly and quarterly business performance reviews by management and regular business performance reviews by the Board, Audit Committee and our internal management disclosure committee.

Long-Term Incentive Compensation
Stock Ownership Guidelines. We have stock ownership requirements consistent with market norms for certain executives, including NEOs.

Multiple Performance Metrics. The LTI plan uses multiple performance measures that encourage employees to focus on the overall strength of the business rather than a single financial measure.

Award Cap. LTI awards payable to any individual are capped.

Retention of Shares. With respect to any certain executive, including NEOs, who has not met the ownership guidelines within the required period, the Committee may require the executive to retain all shares necessary to satisfy the guidelines, less an amount that may be relinquished for the exercise price and taxes.

Anti-Hedging/Pledging Restriction Policy.  See discussion below regarding our anti-hedging and short sale/restricted pledging policies.

Clawback Provision. Our clawback policy permits the Committee to recoup or rescind equity awards to executives, including NEOs, under the LTI plan under certain situations, including restatement of financial results.

Accounting and Tax Effects
The impact of accounting treatment is considered in developing and implementing the Company’s compensation programs generally, including the accounting treatment as it applies to amounts awarded or paid to the Company’s executives.
The impact of federal tax laws on the Company’s compensation programs is also considered, including the deductibility of compensation paid to the NEOs, as regulated by Section 162(m) of the Code. While we believe it is in the Company’s and its shareholders’ best interests to have the ability to potentially grant qualified performance-based compensation for purposes of Section 162(m) of the Code under the Company’s executive compensation program, we may decide to grant compensation that will not qualify as qualified performance-based compensation for purposes of Section 162(m) of the Code. Moreover, even if we intend to grant compensation that qualifies as qualified performance-based compensation for purposes of Section 162(m) of the Code, we cannot guarantee that such compensation will so qualify or ultimately will be deductible by the Company.
The Committee’s award of short- and long-term incentives may require achievement of threshold performance metrics. The actual amount to be paid to an NEO in respect to such an incentive award may be determined in accordance with the negative discretion of the Committee, based on its assessment of overall performance results. Although the Committee may take actions intended to limit the impact of Section 162(m) of the Code, the Committee also believes that the tax deduction is only one of several relevant considerations in setting compensation. The Committee believes that the tax deduction limitation should not be permitted to compromise the Company’s ability to design and maintain executive compensation arrangements that will attract and retain the executive talent to compete successfully. Accordingly, achieving the desired flexibility in the design and delivery of compensation may result in compensation that in certain cases is not deductible for federal income tax purposes.
Likewise, the impact of Section 409A of the Code is taken into account, and the Company’s executive plans and programs are designed to comply with, or be exempt from, the requirements of that section so as to avoid possible adverse tax consequences that may result from noncompliance with Section 409A.
Stock Ownership Guidelines for Executives
To further align the interests of executives with those of shareholders, the Committee adopted stock ownership guidelines for certain executives, including the NEOs. The guidelines are expressed as a multiple of base salary, as set forth below:

Mr. Wathen	5x
Messrs. Zeffiro and Sherbin	3x
Messrs. Benson, Zalupski and Brooks	2x
As of December 31, 2014, all of the NEOs were in compliance with the stock ownership guidelines then applicable to them. New executives designated as participants will have five years from the time they are named to a qualifying position to meet the ownership guidelines. Adherence to these guidelines will be evaluated each year on the last trading day of the year, using the executive’s base salary and the value of the executive’s holdings and stock price on such day. Once an executive attains the required ownership level, the executive will not be considered noncompliant solely due to subsequent stock price declines.
The following equity holdings count towards satisfaction of the guidelines:

•	Shares owned (or beneficially owned) by the executive, including shares acquired upon exercise of stock options or acquired through any Company employee benefit plans;

•	Time-vesting restricted stock or restricted stock units, whether vested or not; and

•	Vested, in-the-money stock options.
Prior to attaining sufficient shares to satisfy the guidelines, an executive must hold at least 50% of the shares acquired by him or her upon the:

•	Vesting of restricted stock;

•	Exercise of a stock option;

•	Exercise of a stock appreciation right;

•	Payout of a restricted stock unit in shares; and

•	Payout (in shares) of any other equity award.
in each case reduced first by:

•	any shares of Common Stock retained by the Company to satisfy any portion of tax withholding requirements attributable to such events;

•	any shares of Common Stock tendered by the executive to pay any portion of the exercise price of a stock option; and

•
if any portion of the taxes due in connection with such events or the exercise price of options are satisfied by the executive remitting cash to the Company or applicable taxing authority or by the Company withholding amounts from the executive’s compensation or payments otherwise due, the number of shares of Common Stock having a fair market value equal to the amount so remitted or withheld based on the closing price of the Common Stock on the vesting or exercise date, as applicable.

The Committee has the discretion to consider non-compliance with the guidelines in determining whether or the extent to which future equity awards should be granted and may require all stock attained through Company grants be retained until the guidelines are satisfied.
Anti-Hedging and Short Sale/Restricted Pledging Policies
The Company’s anti-hedging policy prohibits our directors, and executives, including NEOs, from purchasing any financial instrument that is designed to hedge or offset any decrease in the market value of the Common Stock, including prepaid variable forward contracts, equity swaps, collars and exchange funds. The policy also prohibits our directors and executives from engaging in short sales related to the Common Stock. Under the policy, directors and executives may pledge shares of Common Stock on a limited basis, provided that, among other things, (a) any pledge is approved in advance by our Chief Executive Officer and General Counsel (or by the Nomination and Governance Committee in the case of a pledge by our Chief Executive Officer or General Counsel), (b) any pledged shares will cease to be counted as owned for purposes of our stock ownership guidelines and (c) the sum of (i) the aggregate number of shares of Common Stock pledged by all directors and executives at the time of the requested pledge and (ii) the number of shares requested to be pledged is equal to or less than two times the average daily trading volume in our Common Stock for the preceding 30-day period.
Recoupment Policy
In 2009, the Committee implemented a recoupment (or clawback) policy subjecting incentive compensation and grants under the Equity Plans to executive officers and business unit presidents to potential recoupment. The Board has the authority to trigger recoupment in the event of a material financial restatement or manipulation of a financial measure on which compensation is based where the employee’s intentional misconduct contributed to the restatement or manipulation and, but for such misconduct, a lesser amount of compensation would have been paid. The Committee will reevaluate and, if necessary, revise the Company’s recoupment policy to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act once the rules implementing the recoupment requirements have been finalized by the SEC.
COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors of TriMas Corporation has reviewed and discussed with management this Compensation Discussion and Analysis. Based on this review and discussion, it has recommended to the Board of Directors that this Compensation Discussion and Analysis be included in the 2015 Proxy Statement and in the Annual Report on Form 10-K of TriMas Corporation filed for the fiscal year ended December 31, 2014.
The undersigned members of the Compensation Committee have submitted this report to the Board of Directors.

The Compensation Committee Eugene A. Miller, Chair Marshall A. Cohen Richard M. Gabrys Nancy S. Gougarty Nick L. Stanage Daniel P. Tredwell Samuel Valenti III

2014 Summary Compensation Table
The following table summarizes the total compensation paid to or earned by the NEOs in 2014, 2013 and 2012.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
David M. Wathen, CEO	2014	731,900	—	2,543,500	518,700	—	163,600	3,957,700
(principal executive officer)	2013	710,500	165,000	2,227,600	546,400	—	151,900	3,801,400
	2012	700,000	—	2,710,800	567,400	—	113,600	4,091,800

A. Mark Zeffiro, former CFO and	2014	467,700	—	885,900	221,000	—	107,100	1,681,700
Group President, Cequent	2013	445,600	70,000	864,400	232,700	—	105,900	1,718,600
(former principal financial officer)	2012	420,400	—	1,111,400	232,500	—	86,000	1,850,300

Joshua A. Sherbin	2014	396,400	—	557,900	149,200	—	97,600	1,201,100
General Counsel	2013	392,500	45,000	530,300	158,600	—	93,400	1,219,800
	2012	386,800	—	839,400	141,300	—	91,900	1,459,400

Thomas M. Benson, President,	2014	340,900	150,000	304,600	41,500	—	46,100	883,100
Cequent Performance Products	2013	330,900	—	307,700	223,500	—	45,800	907,900
	2012	321,400	—	347,300	226,400	—	45,600	940,700

Robert J. Zalupski, CFO	2014	294,400	—	202,400	92,700	—	85,800	675,300

Lynn A. Brooks, former President, (7)	2014	454,800	—	316,400	328,700	57,500	160,800	1,318,200
Packaging Systems	2013	454,800	—	410,900	378,000	(12,900)	178,700	1,409,500
	2012	448,800	—	456,400	322,500	28,100	121,500	1,377,300
_____________________________________

(1)
During 2012, the Company agreed to pay Mr. Benson a retention bonus in the amount of $150,000 if he continued to be employed by the Company on January 31, 2014. Such amount was paid to Mr. Benson during 2014.

(2)
All awards in this column relate to restricted stock granted under the 2011 Omnibus Incentive Compensation Plan that are calculated in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, “Stock Compensation.” This column includes compensation for performance stock units based on the targeted attainment levels, which represents the probable outcome of the performance condition on the date of grant. Included in this amount is the full value of the 20% of 2014 STI amounts earned and required to be paid in restricted stock units, with the number of shares determined based on the Company’s closing stock price as of February 27, 2015.

(3)
On March 5, 2014, each NEO received time-based restricted stock awards which vest ratably over a three year period. In addition, each NEO received performance-based awards which cliff-vest after three years and are subject to a targeted earnings per share growth rate and average return on invested capital generated over the performance period. Maximum fair values for each of the performance-based awards were $2,866,400 for Mr. Wathen, $986,400 for Mr. Zeffiro, $618,300 for Mr. Sherbin, $349,400 for Mr. Benson, $212,800 for Mr. Zalupski and $375,800 for Mr. Brooks. Attainment of the performance-based awards can vary from zero percent if the lowest milestone is not attained to a maximum of 237.5% of target award.

(4)
STI payments are made in the year subsequent to which they were earned. Amounts earned under the 2014 STI were approved by the Committee on February 24, 2015. Amount consists of the portion of the award paid in cash. For additional information about STI awards, please refer to the “Grants of Plan-Based Awards in 2014” table.

(5)	The benefits of the TriMas Benefit Restoration Plan were frozen as of December 31, 2002. Therefore, the above amounts represent only the change in actuarial present value of that frozen benefit.

(6)
In 2014, includes perquisite allowance, Company contributions to retirement and 401(k) plans, personal use of corporate aircraft and value conveyed for Company awards. Specifically, in 2014, Messrs. Wathen, Zeffiro, Sherbin, Zalupski and Brooks, each received a perquisite allowance of $55,000, and Mr. Benson received a perquisite allowance of $25,000. Company contributions during 2014 into the retirement and 401(k) plans were $82,100 for Mr. Wathen, $43,000 for Mr. Zeffiro, $39,400 for Mr. Sherbin, $21,100 for Mr. Benson, $30,800 for Mr. Zalupski and $67,200 for Mr. Brooks. See “Compensation Components-Benefit and Retirement Programs.” In addition, under certain circumstances, NEOs may utilize our corporate owned or leased aircraft for personal use (including spousal use). In those instances, the value of the benefit is based on the aggregate incremental cost to the Company. Incremental cost is estimated based on the variable costs to the Company, including fuel costs, mileage, certain maintenance, on-board catering, landing/ramp fees and certain other miscellaneous costs. Fixed costs that do not change based on usage, such as pilot salaries and depreciation of aircraft, are excluded. For income tax purposes, the amounts included in NEO income are calculated based on the standard industry fare level valuation method. No tax gross-ups are provided for this imputed income. Mr. Wathen and Mr. Brooks incurred approximately $26,500 and $38,600, respectively, of personal use of Company aircraft during 2014. Where such use includes the NEO’s spouse accompanying him, the Company has determined that there was no incremental cost for the spouse’s presence on such flights.

(7)
Mr. Brooks resigned his position of President - Packaging Systems effective August 15, 2014, agreeing to remain with the Company in an advisory role to provide for the orderly transition of his duties and responsibilities to his successor. As part of his agreement to remain with the Company over a transition period, it was determined that Mr. Brooks would receive his 2014 STI award all in cash and not be required to defer 20% into restricted stock units.

Grants of Plan-Based Awards in 2014
The following table provides information about the awards granted to the NEOs in 2014.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)		Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold ($/#)	Target ($/#)	Maximum ($/#)		Closing Price on Grant Date ($/share)
David M. Wathen	STI/Cash(1)		77,500	668,500	1,470,700	—	—	—	—	—	—
	STI/RSU(2)		—	—	—	$15,500	$167,100	$294,100	—	—	167,100
	Restricted Stock(3)	3/5/2014	—	—	—	—	—	—	35,760	33.75	1,206,900
	Performance Stock Unit(4)	3/5/2014	—	—	—	2,682	35,760	84,930	—	33.75	1,206,900

A. Mark Zeffiro	STI/Cash(1)		33,000	284,800	626,600	—	—	—	—	—	—
	STI/RSU(2)		—	—	—	$6,600	$71,200	$125,300	—	—	71,200
	Restricted Stock(3)	3/5/2014	—	—	—	—	—	—	12,306	33.75	415,300
	Performance Stock Unit(4)	3/5/2014	—	—	—	923	12,306	29,227	—	33.75	415,300

Joshua A. Sherbin	STI/Cash(1)		22,300	192,200	422,800	—	—	—	—	—	—
	STI/RSU(2)		—	—	—	$4,500	$48,100	$84,600	—	—	48,100
	Restricted Stock(3)	3/5/2014	—	—	—	—	—	—	7,713	33.75	260,300
	Performance Stock Unit(4)	3/5/2014	—	—	—	579	7,713	18,319	—	33.75	260,300

Thomas M. Benson	STI/Cash(1)		6,900	138,400	276,800	—	—	—	—	—	—
	STI/RSU(2)		—	—	—	$1,400	$34,600	$55,400	—	—	34,600
	Restricted Stock(3)	3/5/2014	—	—	—	—	—	—	4,359	33.75	147,100
	Performance Stock Unit(4)	3/5/2014	—	—	—	327	4,359	10,353	—	33.75	147,100

Robert J. Zalupski	STI/Cash(1)		13,900	119,500	262,900	—	—	—	—	—	—
	STI/RSU(2)		—	—	—	$2,800	$29,900	$52,600	—	—	29,900
	Restricted Stock(3)	3/5/2014	—	—	—	—	—	—	2,655	33.75	89,600
	Performance Stock Unit(4)	3/5/2014	—	—	—	200	2,655	6,306	—	33.75	89,600

Lynn A. Brooks	STI/Cash(1)		11,800	236,200	472,400	—	—	—	—	—	—
	STI/RSU(2)		—	—	—	$2,400	$59,100	$94,500	—	—	59,100
	Restricted Stock(3)	3/5/2014	—	—	—	—	—	—	4,688	33.75	158,200
	Performance Stock Unit(4)	3/5/2014	—	—	—	352	4,688	11,134	—	33.75	158,200
_________________________________

(1)
The amounts above in the Estimated Future Payouts Under Non-Equity Incentive Plan Awards column are based on awards pursuant to the STI for each NEO with respect to 2014. Because each NEO is required to receive 20% of his award in restricted stock units, which vests on the first anniversary of the payment of the cash portion, the above figures include only 80% of the threshold, target and maximum awards pursuant to the STI. Upon approval of the total STI award by the Committee, 80% of the award value would be paid in cash while 20% would be awarded in restricted stock units based on the Company’s then current stock price. The threshold payout is based on the smallest percentage payout of the smallest metric in the NEO’s composite target incentive and the target award is a specified dollar figure for each NEO. The maximum estimated possible payout for each participant is equal to maximum attainment for each metric. The actual cash payout for 2014 for the cash portion of the NEOs’ STI awards are disclosed in the 2014 Summary Compensation Table under the Non-Equity Incentive Plan Compensation column.

(2)
The amounts above in the Estimated Future Payouts Under Equity Incentive Plan Awards column are based on awards pursuant to the STI for each NEO with respect to 2014. Because each NEO is required to receive 20% of his award in restricted stock units, which vests on the first anniversary of the payment of the cash portion, the above figures include only 20% of the threshold, target and maximum awards pursuant to the STI. Upon approval of the total STI award by the Committee, 20% of the award value would be awarded in restricted stock units based on the Company’s then current stock price. The threshold payout is based on the smallest percentage payout of the smallest metric in the NEO’s composite target incentive and the target award is a specified dollar figure for each NEO. The maximum estimated possible payout for each participant is equal to maximum attainment for each metric. The grant date fair value, determined in accordance with FASB ASC Topic 718, based on probable outcome for the equity portion of the NEOs’ STI awards are disclosed in the 2014 Summary Compensation Table under the Stock Awards column.

(3)	On March 5, 2014, each NEO received time-based restricted stock awards under the 2011 Omnibus Incentive Compensation Plan which vest ratably over a three year period.

(4)
On March 5, 2014, each NEO received performance-based awards under the 2011 Omnibus Incentive Compensation Plan which cliff-vest after three years and are subject to a targeted earnings per share growth rate (75% of value) and return on invested capital (25% of value) over the performance period. Attainment of these awards can vary from 7.5% if the lowest milestone is attained to a maximum of 237.5% of the target award.

For a detailed description of the programs underlying the awards detailed in the Grants of Plan-Based Awards in 2014 table, please refer to the “Compensation Components” section of the CD&A.

Outstanding Equity Awards at Fiscal Year End for 2014
The following table summarizes the outstanding equity awards to the NEOs as of December 31, 2014:

		Option Awards				Share Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (1)	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)(2)	Market Value of Shares or Units of Stock that have not Vested $(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested (#)(2)	Equity Incentive Plan Awards: Market Value or Payout of Shares, Units or Other Rights that have not Vested $(3)
David M. Wathen	1/13/09	66,667	—	1.38	1/13/2019	—	—	—	—
	2/24/11 (4)	—	—	—	—	5,250	164,300	—	—
	2/24/11 (4)	—	—	—	—	2,625	82,100	—	—
	2/24/11 (4)	—	—	—	—	2,625	82,100	—	—
	3/1/12 (5)	—	—	—	—	9,591	300,100	28,772	900,300
	3/1/13 (6)	—	—	—	—	24,027	751,800	36,040	1,127,700
	3/1/14 (7)	—	—	—	—	4,065	127,200	—	—
	3/5/14 (8)	—	—	—	—	35,760	1,118,900	35,760	1,118,900

A. Mark Zeffiro	2/24/11 (4)	—	—	—	—	2,625	82,100	—	—
	2/24/11 (4)	—	—	—	—	1,313	41,100	—	—
	2/24/11 (4)	—	—	—	—	1,313	41,100	—	—
	3/1/12 (5)	—	—	—	—	3,933	123,100	11,797	369,100
	3/1/13 (6)	—	—	—	—	9,264	289,900	13,896	434,800
	3/1/14 (7)	—	—	—	—	1,732	54,200	—	—
	3/5/14 (8)	—	—	—	—	12,306	385,100	12,306	385,100

Joshua A. Sherbin	2/24/11 (4)	—	—	—	—	1,460	45,700	—	—
	2/24/11 (4)	—	—	—	—	730	22,800	—	—
	2/24/11 (4)	—	—	—	—	730	22,800	—	—
	3/1/12 (5)	—	—	—	—	3,002	93,900	9,006	281,800
	3/1/13 (6)	—	—	—	—	5,638	176,400	8,456	264,600
	3/1/14 (7)	—	—	—	—	1,180	36,900	—	—
	3/5/14 (8)	—	—	—	—	7,713	241,300	7,713	241,300

Thomas M. Benson	3/9/09	9,000	—	1.01	3/9/2019	—	—	—	—
	3/1/12 (5)	—	—	—	—	1,086	34,000	3,256	101,900
	3/1/13 (6)	—	—	—	—	2,894	90,600	4,340	135,800
	3/1/14 (7)	—	—	—	—	1,663	52,000	—	—
	3/5/14 (8)	—	—	—	—	4,359	136,400	4,359	136,400

Robert J. Zalupski	7/1/06	32,780	—	23.00	7/1/2016	—	—	—	—
	2/24/11 (4)	—	—	—	—	875	27,400	—	—
	2/24/11 (4)	—	—	—	—	438	13,700	—	—
	2/24/11 (4)	—	—	—	—	438	13,700	—	—
	3/1/12 (5)	—	—	—	—	2,808	87,900	936	29,300
	3/1/13 (6)	—	—	—	—	2,999	93,800	2,000	62,600
	3/1/14 (7)	—	—	—	—	727	22,700	—	—
	3/5/14 (8)	—	—	—	—	2,655	83,100	2,655	83,100

Lynn A. Brooks	3/9/09	22,333	—	1.01	3/9/2019	—	—	—	—
	3/1/12 (5)	—	—	—	—	1,403	43,900	4,209	131,700
	3/1/13 (6)	—	—	—	—	3,636	113,800	5,454	170,700
	3/1/14 (7)	—	—	—	—	2,812	88,000	—	—
	3/5/14 (8)	—	—	—	—	4,688	146,700	4,688	146,700

________________________________________

(1)	Stock options that have been granted under the 2006 and 2002 Long Term Equity Incentive Plans vested over a period of three to seven years. All stock options are currently vested.

(2)	All awards in this column relate to restricted stock and performance stock unit grants awarded under the 2006 Long Term Equity Incentive Plan and the 2011 Omnibus Incentive Compensation Plan.

(3)	The market value is based on the stock price as of December 31, 2014 ($31.29) multiplied by the number of share or unit awards granted.

(4)
Awards earned during 2013, vesting 50% upon performance criteria being attained during 2013, with remaining 50% of awards vesting half on the one and two-year anniversaries of the performance criteria attainment date.

(5)
Each NEO received a restricted stock and a performance stock unit award as a part of the Company’s 2012 LTI awards. Restricted stock vests ratably over a three year period while the performance stock units cliff vest after three years and are subject to a targeted earnings per share and cumulative cash flow levels being attained.

(6)
Each NEO received a restricted stock and a performance stock unit award as a part of the Company’s 2013 LTI awards. Restricted stock vests ratably over a three year period while the performance stock units cliff vest after three years and are subject to a targeted earnings per share and cumulative cash flow levels being attained.

(7)
On March 1, 2014, each NEO received a restricted stock award related to the 20% of their 2013 STI award that was required to be received in restricted stock. The number of shares was determined based on the Company's closing stock price as of the grant date. The shares vest one year from date of the grant.

(8)
On March 5, 2014, each NEO received a restricted stock and a performance stock unit award as a part of the Company’s 2014 LTI awards. See the “Grants of Plan-Based Awards in 2014” table for details on the grants, including vesting terms.

Option Exercises and Stock Vested in 2014
The following table provides information on stock options and restricted stock awards that vested in 2014 for our NEOs.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
David M. Wathen	—	—	69,353	2,359,200
A. Mark Zeffiro	—	—	25,667	854,600
Joshua A. Sherbin	—	—	17,481	583,000
Thomas M. Benson	3,500	110,000	7,201	242,000
Robert J. Zalupski	—	—	6,902	229,300
Lynn A. Brooks	—	—	9,515	319,800
________________________________________

(1)	Calculated by multiplying the number of shares acquired times the difference between the exercise price and the market price of Common Stock at the time of exercise.

(2)
Calculated by multiplying the number of shares acquired times the closing price of Common Stock on the vesting date (or on the last trading day prior to the vesting date if the vesting date was not a trading day).

Pension Benefits for 2014
The following table summarizes the actuarial present values for the participating NEOs under the Company’s Benefit Restoration Plan in 2014.

Name	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefit ($)(1)
David M. Wathen	N/A	—	—
A. Mark Zeffiro	N/A	—	—
Joshua A. Sherbin	N/A	—	—
Thomas M. Benson	N/A	—	—
Robert J. Zalupski	N/A	—	—
Lynn A. Brooks	TriMas Benefit Restoration Plan	35	288,100
________________________________________

(1)
The Benefits of the TriMas Benefits Restoration Pension Plan were frozen as of December 31, 2002. Any changes in the present value of the accumulated benefits represent only changes in actuarial assumptions used in calculating the present value of those benefits.

2014 Non-Qualified Deferred Compensation Table
The following table summarizes the activity in the nonqualified retirement plans for the NEOs in 2014:

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)(4)
David M. Wathen	—	64,500	17,100	—	381,100
A. Mark Zeffiro	—	26,700	8,500	—	165,700
Joshua A. Sherbin	—	21,800	13,900	—	255,100
Thomas M. Benson	—	3,400	2,500	—	27,500
Robert J. Zalupski	—	13,100	15,100	—	183,400
Lynn A. Brooks	143,800	40,900	23,000	—	1,033,300
________________________________________

(1)	This contribution is included in the “Salary” column in the 2014 Summary Compensation Table.

(2)
Represents the Company’s contributions to the TriMas Executive Retirement Program. These contributions are included in the column titled “All Other Compensation” in the 2014 Summary Compensation Table.

(3)	None of these amounts are reported in the 2014 Summary Compensation Table.
Contributions to the Executive Retirement Program are invested in accordance with each NEO’s directive based on the investment options in the Company’s retirement program. Investment directives can be amended by the participant at any time.
Post-Employment Compensation
The Company maintains the revised Severance Policy, approved by the Committee in August 2013. The Severance Policy applies to the Company’s executives identified by the Committee, including the NEOs. Each participant is designated by the Compensation Committee as either a Tier I, Tier II, or Tier III participant upon becoming eligible for the Severance Policy. The Severance Policy provides that the Company will make severance payments to an executive if his or her employment is terminated under certain circumstances. The Severance Policy includes an excise tax “cap” provision, which reduces the total amount of payments due under the Severance Policy so as to avoid the imposition of excise taxes and the resulting loss of tax deductions to the Company under Section 280G of the Internal Revenue Code.
If the Company terminates the employment of Mr. Wathen (Tier I participant) for any reason other than for cause, disability, or death (cause and disability as defined in the Severance Policy), or if he terminates his employment for good reason (as defined in the Severance Policy), the Company will provide him with two years’ annual base salary, STI payments equal to two year’s payout at his target level in effect on the date of termination (generally paid in equal installments over two years), accrued but unpaid base salary and unused vacation, any STI payment that has been declared for him but not paid, his pro-rated STI for the year of termination through the date of termination based on his target level and actual full-year performance, immediate vesting upon the termination date of certain time-based vesting equity awards under the 2002 and 2006 Long-Term Equity Plans and a pro rata portion of time-based vesting equity awards granted on or after March 2, 2013 (and certain performance equity awards based on actual performance) under all equity plans through the termination date, executive level outplacement services for up to 12 months, and continued medical benefits for up to 24 months following the termination date. Mr. Wathen’s termination based compensation is higher than that of other executive officers in the interest of keeping with the Company policy of compensating executive officers at levels that correspond with their levels of responsibility.
If the Company terminates the employment of any other participating NEO (excluding Mr. Wathen) for any reason other than cause, disability, or death, or if the executive terminates his or her employment for good reason, the Company will provide the executive with one year’s annual base salary, STI payments equal to one year’s payout at his or her target level in effect on the date of termination (generally paid in equal installments over one year), any STI payment that has been declared for the executive but not paid, his or her pro-rated STI for the year of termination through the date of termination based on his or her target level and actual full-year performance, immediate vesting upon the termination date of certain time-based vesting equity awards under the 2002 and 2006 Long-Term Equity Plans and a pro rata portion of time-based vesting equity awards granted on or after March 2, 2013 (and certain performance equity awards based on actual performance) under all equity plans through the termination date, executive level outplacement services for up to 12 months, and continued medical benefits for up to 12 months following the termination date.

In the case of any participating executive’s voluntary termination or termination for cause, the Company pays the executive the accrued base salary through termination plus earned, but unused vacation compensation (and, in the case of voluntary termination, any STI payment that has been declared for the executive but not paid). All other benefits cease as of the termination date. If an executive’s employment is terminated due to death, the Company pays the accrued but unpaid base salary as of the date of death, accrued but unpaid STI compensation and fully vests all of the executive’s outstanding equity awards including performance-based equity awards at the target performance threshold. Other than continued participation in the Company’s medical benefit plan for the executive’s dependents for up to 36 months, all other benefits cease as of the date of the executive’s death. If an executive is terminated due to becoming disabled, the Company pays the executive earned but unpaid base salary and STI payments and fully vests all of the executive’s outstanding time-based equity awards and performance-based equity awards at the end of the performance period based on actual performance. All other benefits cease as of the date of such termination in accordance with the terms of such benefit plans.
In the case of a qualifying termination of any Tier I or grandfathered Tier II participating executive’s employment within two years of a change-of-control (as defined below), then, in place of any other severance payments or benefits, the Company will provide the executive with a payment equal to 36 months of his or her base salary rate in effect at the date of termination, an STI payment equal to three years’ payout at his or her target level in effect at the date of termination, any STI payment that has been declared for the executive but not paid, his or her pro-rated STI payout for the year of termination through the date of termination based on his or her target level and actual full-year performance, immediate vesting upon the termination date of all unvested and outstanding time-based vesting equity awards, immediate vesting upon the termination date of all unvested and outstanding performance-based equity awards based on target performance, executive level outplacement services for up to 12 months, and continued medical benefits for up to 36 months following the termination date provided that the timing of the foregoing payments will be made in compliance with Code Section 409A.
In the case of a qualifying termination of any Tier III participating executive’s employment within two years of a change-of-control (as defined below), then, in place of any other severance payments or benefits, the Company will provide the executive with a payment equal to 12 months of his or her base salary rate in effect at the date of termination, an STI payment equal to one years’ payout at his or her target level in effect at the date of termination, any STI payment that has been declared for the executive but not paid, his or her pro-rated STI payout for the year of termination through the date of termination based on his or her target level and actual full-year performance, immediate vesting upon the termination date of all unvested and outstanding time-based vesting equity awards, immediate vesting upon the termination date of all unvested and outstanding performance-based equity awards based on target performance, executive level outplacement services for up to 12 months, and continued medical benefits for up to 12 months following the termination date provided that the timing of the foregoing payments will be made in compliance with Code Section 409A.
For purposes of the Severance Policy, “Change-of-Control” shall be deemed to have occurred upon the first of the following events to occur:
(i) any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates) representing 35% or more of the combined voting power of the Company’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (a) of paragraph (iii) below;
(ii) the following individuals cease for any reason to constitute a majority of the number of directors then serving on the Company’s Board: individuals who, on the date hereof, constitute the Company’s Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Company’s Board or nomination for election by the Company’s shareholders was approved or recommended by a vote of at least two-thirds of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended (the “Incumbent Board”); provided, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened election contest (an “Election Contest”) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Company Board (a “Proxy Contest”), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest;
(iii) there is consummated a merger, consolidation, wind-up, reorganization or restructuring of the Company with or into any other entity, or a similar event or series of such events, other than (a) any such event or series of events which results in (1) the voting securities of the Company outstanding immediately prior to such event or series of events continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the

Company or any subsidiary of the Company, at least 51% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation and (2) the individuals who comprise the Board immediately prior thereto constituting immediately thereafter at least a majority of the board of directors of the Company, the entity surviving such merger or consolidation or, if the Company or the entity surviving such merger is then a subsidiary, the ultimate parent thereof, or (b) any such event or series of events effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company or its Affiliates) representing 35% or more of the combined voting power of the Company’s then outstanding securities; or
(iv) the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets (it being conclusively presumed that any sale or disposition is a sale or disposition by the Company of all or substantially all of its assets if the consummation of the sale or disposition is contingent upon approval by the Company’s shareholders unless the Board expressly determines in writing that such approval is required solely by reason of any relationship between the Company and any other Person or an Affiliate of the Company and any other Person), other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity (a) at least 51% of the combined voting power of the voting securities of which are owned by shareholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale or disposition and (b) the majority of whose board of directors immediately following such sale or disposition consists of individuals who comprise the Board immediately prior thereto.
Notwithstanding the foregoing, (a) a “Change-of-Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions and (b) if required to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, a “Change-of-Control” shall be deemed to have occurred only if the transaction or event qualifies as a Section 409A Change-of-Control.

In addition, the Severance Policy states that in return for these benefits, each executive covered under the Severance Policy must refrain from competing against the Company for a period following termination that corresponds to the duration of any severance payments the executive would be entitled to receive or 24 months if no severance payments are payable.
The Severance Policy may be modified by the Committee at any time, provided that the prior written consent of the executive is required if the modification adversely impacts the executive. Further, the Committee may amend or terminate the Severance Policy at any time upon 12 months’ written notice to any adversely affected executive.

Potential Payments Upon Termination or Change-of-Control as of December 31, 2014
The following table estimates the potential executive benefits and payments due to Mr. Wathen and other NEOs upon certain terminations of employment or a Change-of-Control, assuming such events occur on December 31, 2014. These estimates do not reflect the actual amounts that would be paid to such persons, which would only be known at the time that they become eligible for payment and would only be payable if the specified event occurs.

	Involuntary termination by Company without cause or termination by executive for good reason ($)	Involuntary termination by Company for cause ($)	Qualifying termination in connection with a change of control ($)	Death ($)(4)	Termination as a result of disability ($)(5)
David M. Wathen
Cash payments (1)	3,156,600	—	4,734,900	835,600	835,600
Value of restricted stock (2)	3,208,900	—	5,773,500	5,773,500	5,773,500
Value of stock options (3)	—	—	—	—	—
Outplacement services	50,000	—	50,000	—	—
Medical benefits	33,400	—	50,000	50,000	—
Total	6,448,900	—	10,608,400	6,659,100	6,609,100

A. Mark Zeffiro
Cash payments (1)	830,600	—	2,491,800	356,000	356,000
Value of restricted stock (2)	1,281,600	—	2,205,500	2,205,500	2,205,500
Value of stock options (3)	—	—	—	—	—
Outplacement services	30,000	—	30,000	—	—
Medical benefits	16,700	—	50,000	50,000	—
Total	2,158,900	—	4,777,300	2,611,500	2,561,500

Joshua A. Sherbin
Cash payments (1)	640,700	—	1,922,100	240,300	240,300
Value of restricted stock (2)	851,500	—	1,427,700	1,427,700	1,427,700
Value of stock options (3)	—	—	—	—	—
Outplacement services	30,000	—	30,000	—	—
Medical benefits	16,700	—	50,000	50,000	—
Total	1,538,900	—	3,429,800	1,718,000	1,668,000

Thomas M. Benson
Cash payments (1)	518,900	—	518,900	173,000	173,000
Value of restricted stock (2)	370,100	—	687,000	687,000	687,000
Value of stock options (3)	—	—	—	—	—
Outplacement services	30,000	—	30,000	—	—
Medical benefits	16,700	—	16,700	16,700	—
Total	935,700	—	1,252,600	876,700	860,000

Robert J. Zalupski
Cash payments (1)	448,100	—	1,344,300	149,400	149,400
Value of restricted stock (2)	315,600	—	517,300	517,300	517,300
Value of stock options (3)	—	—	—	—	—

Outplacement services	30,000	—	30,000	—	—
Medical benefits	16,700	—	50,000	50,000	—
Total	810,400	—	1,941,600	716,700	666,700

Lynn A. Brooks (6)
Cash payments (1)	750,100	—	2,250,300	295,300	295,300
Value of restricted stock (2)	474,800	—	841,400	841,400	841,400
Value of stock options (3)	—	—	—	—	—
Outplacement services	30,000	—	30,000	—	—
Medical benefits	16,700	—	50,000	50,000	—
Total	1,271,600	—	3,171,700	1,186,700	1,136,700
_____________________________________

(1)	Comprised of base salary as of December 31, 2014 and STI payments.

(2)
Restricted stock includes time-based shares and performance-based stock units, and are either included on a pro-rata basis for the portion of the earnings period that has elapsed or on a fully-vested basis as required by the terms of the Severance Policy. In addition, the number of performance-based stock units included assumes the target metric would be achieved. Restricted stock is valued at the market price of the Common Stock of $31.29 at December 31, 2014. Messrs. Wathen, Zeffiro, Sherbin, Benson, Zalupski and Brooks had 102,552, 40,955, 27,210, 11,823, 10,082, and 15,172 shares, respectively, that would have been vested upon an involuntary termination without cause or by executive for good reason as of December 31, 2014, and 184,515, 70,485, 45,628, 21,957, 16,531 and 26,890 shares, respectively, that would have been vested upon a change-of-control, death or disability.

(3)
All stock options held by the NEOs as of December 31, 2014 were exercisable, so no incremental benefit would be earned should one of the above events occur. Messrs. Wathen, Zeffiro, Sherbin, Benson, Zalupski, and Brooks had 66,667, 0, 0, 9,000, 32,780 and 22,333 stock options, respectively, as of December 31, 2014.

(4)
With respect to death, the Severance Policy provides that all obligations of the Company to make any further payments, except for accrued but unpaid salary and accrued but unpaid STI awards, terminate as of the date of the NEO’s death. Equity awards become 100% vested upon death. Each NEO’s dependents are eligible to receive reimbursement for the employee portion of COBRA premiums for a period not to exceed thirty-six (36) months after the NEO’s date of death.

(5)
With respect to disability, the Severance Policy provides that all obligations of the Company to make any further payments, except for accrued but unpaid salary and accrued but unpaid annual STI awards, terminate on the earlier of (a) six (6) months after the disability related termination or (b) the date the NEO receives benefits under the Company’s long-term disability program. Equity awards become 100% vested upon the disability termination.

(6)
Mr. Brooks resigned his position of President - Packaging Systems effective August 15, 2014, agreeing to remain with the Company in an advisory role to provide for the orderly transition of his duties and responsibilities to his successor. As part of his agreement to remain with the Company over a transition period, Mr. Brooks remained eligible for the Company’s Change-of Control and Severance Policies through December 31, 2014.

FREQUENTLY ASKED QUESTIONS ABOUT THE MEETING

What is the purpose of the Annual Meeting?
At the Annual Meeting, holders of the Company’s Common Stock will act upon the matters outlined in the accompanying Notice of Annual Meeting, including: to elect three directors to serve until the Annual Meeting in 2018; to ratify the appointment of Deloitte as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015; and to transact such other business as may properly come before the meeting. In addition, management will report on the performance of the Company and will respond to appropriate questions from shareholders.

Who is entitled to vote?
The Company’s Common Stock constitutes the Voting Stock of the Company. As of March 16, 2015, there were no outstanding shares of preferred stock of the Company. Only record holders of Common Stock at the close of business on the Record Date are entitled to receive notice of the Annual Meeting and to vote those shares of Common Stock that they held on the Record Date. Each outstanding share of Common Stock is entitled to one vote on each matter to be voted upon at the Annual Meeting.

What constitutes a quorum?
For business to be conducted at the Annual Meeting, a quorum must be present. The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of Common Stock issued and outstanding and entitled to vote on the Record
Date will constitute a quorum for all purposes.

As of the Record Date, 45,291,517 shares of Common Stock were issued and outstanding and entitled to vote. Broker non-votes and proxies marked with abstentions or instructions to withhold votes will be counted as present in determining whether there is a quorum.

What is the difference between holding shares as a shareholder of record and being a beneficial owner?
Shareholders of Record.    If, at the close of business on the Record Date, your shares are registered directly in your name with the Company’s transfer agent, Computershare, you are considered the shareholder of record with respect to those shares, and these proxy materials (including a proxy card) are being sent directly to you by the Company. As a shareholder of record, you have the right to grant your voting proxy directly to the Company through the enclosed proxy card or to vote in person at the Annual Meeting.
Beneficial Owners.    If, at the close of business on the Record Date, your shares were not issued directly in your name, but were held in a stock brokerage account or by a bank, trustee or other nominee, you are considered the beneficial owner of shares, and these proxy materials (including a voting instruction card) are being forwarded to you by your broker, trustee, bank or nominee who is considered the shareholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, trustee, bank or nominee on how to vote the shares in your account and are also invited to attend the Annual Meeting. However, since you are not the shareholder of record, you may not vote these shares in person at the Annual Meeting unless you request and obtain a proxy from your broker, trustee, bank or nominee. Your broker, trustee, bank or nominee has enclosed a voting instruction card for you to use in directing the broker, trustee, bank or nominee on how to vote your shares.

How do I vote?
Shareholders of Record.    If you complete and properly sign the accompanying proxy card and return it to the Company, it will be voted as you direct. You may also vote via telephone or Internet (as indicated on your proxy card). If you attend the Annual Meeting, you may deliver your completed proxy card in person or vote by ballot.
Beneficial Owners.    If you complete and properly sign the accompanying voting instruction card and return it to your broker,

trustee, bank or other nominee, it will be voted as you direct. You may also vote via telephone or Internet (as indicated on your voting instruction card). If you want to vote your shares at the Annual Meeting, you must request and obtain a proxy from such broker, trustee, bank or other nominee confirming that you beneficially own such shares and giving you the power to vote such shares.

Can I change my vote after I return my proxy card or voting instruction card?
Shareholders of Record.    You may change your vote at any time before the proxy is exercised by filing with the Corporate Secretary of the Company, at 39400 Woodward Avenue, Suite 130, Bloomfield Hills, Michigan 48304, either written notice revoking the proxy or a properly signed proxy that is dated later than the proxy card. If you attend the Annual Meeting, the individuals named as proxy holders in the enclosed proxy card will nevertheless have authority to vote your shares in accordance with your instructions on the proxy card unless you properly file such notice or new proxy.
Beneficial Owners.    If you hold your shares through a bank, trustee, broker or other nominee, you should contact such person to submit new voting instructions prior to the time such voting instructions are exercised.

FREQUENTLY ASKED QUESTIONS ABOUT THE MEETING

How will my shares be voted?
Shareholders of Record. All shares represented by the proxies mailed to shareholders will be voted at the Annual Meeting in accordance with instructions given by the shareholders. Where no instructions are given, the shares will be voted: (1) for the election of the Board of Directors’ nominees for three directors; and (2) for the ratification of the appointment of Deloitte as the Company’s independent registered public accounting firm for the year ending December 31, 2015.
Beneficial Owners.   The brokers, banks, or nominees holding shares for beneficial owners must vote those shares as instructed, and if no instructions from the beneficial owner are received on a matter deemed to be non-routine, they may not vote the shares on that matter. Under applicable law, a broker, bank, or nominee has the discretion to vote on routine matters, such as the ratification of the appointment of the Company’s independent registered public accounting firm, but does not have discretion to vote for or against the election of directors. Common Stock subject to broker non-votes will be considered present at the meeting for purposes of determining whether there is a quorum but the broker non-votes will not be considered votes cast with respect to that proposal. In order to avoid a broker non-vote of your shares on this proposal, you must send voting instructions to your bank, broker, or nominee.

What are the Board’s recommendations?
The Board recommends a vote:

Proposal 1—FOR the election of the nominated slate of directors.

Proposal 2—FOR the ratification of the appointment of Deloitte as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015.

What vote is required to approve each item?
Proposal 1 - Election of Directors.
The three nominees who receive the most votes cast at the Annual Meeting will be elected as directors. Accordingly, abstentions and broker non-votes will have no effect in determining the outcome of the vote on the election of directors. A properly signed proxy with instructions to withhold authority with respect to the election of one or more directors will not be voted for the director(s) so indicated.
Proposal 2 - Ratification of the Appointment of Independent Registered Public Accounting Firm.
The affirmative vote of a majority of the shares of Common Stock present or represented by proxy at the Annual Meeting and entitled to vote on the matter will be necessary to ratify the Audit Committee’s appointment of Deloitte as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015, provided that a quorum is present. Abstentions will have the same effect as a vote against the matter. Although shareholder ratification of the appointment is not required by law and is not binding on the Company, the Audit Committee will take the appointment under advisement if such appointment is not so ratified.

What will happen if other matters are raised at the meeting?
If any other matter is properly submitted to the shareholders at the Annual Meeting, its adoption will require the affirmative vote of a majority of the shares of Common Stock outstanding on the Record Date that is present or represented at the Annual Meeting.

The Board of Directors does not propose to conduct any business at the Annual Meeting other than as stated above.

How do I find out the voting results?
Preliminary voting results will be announced at the Annual Meeting, and final voting results will be published by the Company in a Current Report on Form 8-K.

How may I obtain an additional copy of the proxy materials?
If you share an address with another shareholder, you may receive only one set of proxy materials unless you have provided contrary instructions. If you wish to receive a separate set of proxy materials now or in the future, please request the additional copy by contacting TriMas Corporation, Attention: Investor Relations, 39400 Woodward Avenue, Suite 130, Bloomfield Hills, Michigan

48304, Telephone 248-631-5506, or by email to generalcounsel@trimascorp.com. Additionally, if you have been receiving multiple sets of proxy materials and wish to receive only one set of proxy materials, please contact the Company’s Investor Relations department in the manner provided above.

FREQUENTLY ASKED QUESTIONS ABOUT THE MEETING

What does it mean if I receive more than one proxy card or voting instruction card?
If you receive more than one proxy card or voting instruction card, it means that you have multiple accounts with banks, trustees, brokers, other nominees and/or the Company’s transfer agent.
Please sign and deliver each proxy card and voting instruction card that you receive to ensure that all of your shares will be voted. We recommend that you contact your nominee and/or the Company’s transfer agent, as appropriate, to consolidate as many accounts as possible under the same name and address.

Who pays for the solicitation of proxies?
The accompanying proxy is being solicited by the Company’s Board of Directors. The Company will bear the cost of soliciting the proxies. Officers and other management employees of the

Company will receive no additional compensation for the solicitation of proxies and may use mail, e-mail, personal interview and/or telephone.

How can I access the Company’s proxy materials and annual report on Form 10-K?
The Financial Information subsection under “Investors” on the Company’s website, http://www.trimascorp.com, provides access, free of charge, to SEC reports as soon as reasonably practicable after the Company electronically files such reports with, or furnishes such reports to, the SEC, including proxy materials, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to these reports. The Company has posted printable and searchable 2015 proxy materials to the Company’s website at http://ir.trimascorp.com/2015proxy. A copy of the Company’s

Annual Report on Form 10-K for the year ended December 31, 2014, as filed with the SEC, will be sent to any shareholder, without charge, upon written request sent to the Company’s executive offices at TriMas Corporation, Attention: Investor Relations 39400 Woodward Avenue, Suite 130, Bloomfield Hills, Michigan 48304 or by email to generalcounsel@trimascorp.com.
The references to the website address of the Company and SEC in this proxy statement are not intended to function as a hyperlink and, except as specified herein, the information contained on such websites is not part of this proxy statement.

Is a registered list of shareholders available?
The names of shareholders of record entitled to vote at the Annual Meeting will be available to shareholders entitled to vote at the meeting on Wednesday, May 13, 2015 at the Company’s headquarters.

How and when may I submit a shareholder proposal or director nomination for the 2016 Annual Meeting of Shareholders (“2016 Annual Meeting”)?
For a shareholder proposal or director nominations to be considered for inclusion in the Company’s proxy statement for the 2016 Annual Meeting, the Corporate Secretary must receive the written proposal at the Company’s principal executive offices no later than December 9, 2015. Such proposals and nominations also must comply with SEC regulations under Rule 14a-8 regarding the inclusion of shareholder proposals in company-sponsored proxy materials. Proposals should be addressed to TriMas Corporation, Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary, 39400 Woodward Avenue, Suite 130, Bloomfield Hills, Michigan 48304 or by fax to (248) 631-5413.

For a shareholder proposal that is intended to be considered at the 2016 Annual Meeting, but not included in the Company’s proxy statement, the shareholder must give timely notice to the Corporate

Secretary not earlier than January 14, 2016 and not later than the close of business on February 13, 2016. Any shareholder proposal must set forth (a) a brief description of the business desired to be brought before the 2016 Annual Meeting and the reasons for conducting such business, (b) the name and address, as they appear on the Company’s books, of the shareholder proposing such business, (c) the number of shares of Common Stock that are beneficially owned by the shareholder, (d) any material interest of the shareholder in such business, and (e) any additional information that is required to be provided by the shareholder pursuant to Regulation 14A under the Exchange Act, as amended:
•Not earlier than 120 days and not later than 90 days prior to the 2016 Annual Meeting; and
•10 days after public announcement of the 2016 Annual Meeting date.

TRIMAS CORPORATION
39400 WOODWARD AVENUE SUITE 130
BLOOMFIELD HILLS, MI 48304

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE FOLLOWING:

	For	Withhold	For All
	All	All	Except
1. Election of Directors	☐	☐	☐
Nominees

01 Nick L. Stanage
02 Daniel P. Tredwell
03 Samuel Valenti III
To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
__________________________________________________________

To vote against all nominees, mark “Withhold All” above. To vote against an individual nominee, mark “For All Except” and write the nominee’s number on the line above.

		For	Against	Abstain
2.	Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015	☐	☐	☐

NOTE: This proxy/voting instruction, when properly executed, will be voted in accordance with the directions indicated, and if no directions are given, will be voted FOR proposal 1 and 2. The proxies will vote in their discretion upon any and all other matters which may properly come before the meeting or any adjournment thereof.

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ADMISSION TICKET

Please retain and present this top portion of the proxy card as your admission ticket together with a valid picture identification to gain admittance to the Annual Meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 13, 2015

The Proxy Statement and 2014 Annual Report of TriMas Corporation are also available at: http://ir.trimascorp.com/2015proxy

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement and 2014 Annual Report are available at www.proxyvote.com.

FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 13, 2015
AND ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF TRIMAS CORPORATION

Properly executed proxies received by the day before the cut-off date or the meeting date will be voted as marked and, if not marked, will be voted FOR all of the nominees for director under proposal 1 and FOR proposal 2.

By casting your voting instructions on the reverse side of this proxy form, you hereby (a) acknowledge receipt of the proxy statement related to the above-referenced meeting, (b) appoint the individuals named in such proxy statement, and each of them, as proxies, with full power of substitution, to vote all shares of TriMas Corporation’s common stock that you would be entitled to cast if personally present at such meeting and at any postponement or adjournment thereof, and (c) revoke any proxies previously given.

This proxy will be voted as specified by you. If no choice is specified, the proxy will be voted according to the Board of Director Recommendations indicated on the reverse side of this proxy, and according to the discretion of the proxy holders for any other matters that may properly come before the meeting or any postponement or adjournment thereof.

Please date, sign and mail the proxy promptly in the self-addressed return envelope which requires no postage if mailed in the United States. When signing as an attorney, executor, administrator, trustee or guardian, please give your full title as such. If shares are held jointly, both owners should sign. Alternatively, you may vote by phone or the Internet, as described in the instructions on the reverse side of the proxy.

Continued and to be signed on reverse side

QuickLinks
LETTER TO SHAREHOLDERS
PROXY SUMMARY
PROPOSAL 1- ELECTION OF DIRECTORS
DIRECTORS COMPENSATION
DIRECTOR COMPENSATION TABLE
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
PROPOSAL 2 - RATIFICATION OF INDEPENDENT AUDITOR
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
TRANSACTIONS WITH RELATED PERSONS
EXECUTIVE COMPENSATION - COMPENSATION DISCUSSSION AND ANALYSIS OVERVIEW
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
FAQ - ABOUT THE MEETING
PROXY CARD